UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. )

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

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A Public REIT Since 1968

Monmouth Real Estate Investment Corporation

Juniper Business Plaza, 3499 Route 9 North, Suite 3-D

Freehold, New Jersey 07728

Notice of 2017 Annual Meeting of Shareholders

May 18, 2017

4:00 p.m. Eastern Time

Notice is hereby given that the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”) will be held on Thursday, May 18, 2017, at 4:00 p.m., Eastern Time, at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey, to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:

Items of Business

1.	The election of four Class II directors, each to hold office until the Company’s annual meeting of shareholders in 2020 and until his successor is duly elected and qualifies;

2.	The ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017;

3.	The amendment and restatement of the Company’s 2007 Stock Option and Stock Award Plan, as amended;

4.	An advisory resolution to approve the compensation of the Company’s executive officers for the fiscal year ended September 30, 2016;

5.	The advisory approval of the frequency of advisory votes on executive compensation; and

6.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date

The Board of Directors of the Company has fixed the close of business on March 14, 2017, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2017 Annual Meeting and any adjournments or postponements thereof.

EVEN IF YOU PLAN TO BE PRESENT IN PERSON, YOU SHOULD AUTHORIZE A PROXY TO VOTE YOUR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 14 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

Michael D. Prashad
In-House Counsel and Secretary

March 31, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

A Public REIT Since 1968

Monmouth Real Estate Investment Corporation

Juniper Business Plaza, 3499 Route 9 North, Suite 3-D

Freehold, New Jersey 07728

PROXY STATEMENT

2017 Annual Meeting of Shareholders

May 18, 2017, 4:00 p.m. Eastern Time

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), of proxies to be voted at the 2017 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 18, 2017, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 31, 2017, to shareholders of record as of the close of business on March 14, 2017. Unless the context requires otherwise, references in this Proxy Statement to “Monmouth”, “we”, “our”, “us” and the “Company” refer to Monmouth Real Estate Investment Corporation and its consolidated subsidiaries.

A copy of the Company’s annual report, including financial statements, was mailed to all shareholders of record on or about February 14, 2017, and is available on the Company’s website at www.mreic.reit.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2017

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2016 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or Notice of Internet Availability in hand when you access the website and follow the instructions. You will need your 12-digit Control Number, which is located on your Proxy Card or Notice of Internet Availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

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Proxy Statement Summary

This summary highlights the proposals to be voted upon, as well as financial performance, equity compensation plan, executive compensation, and corporate governance information described in more detail elsewhere in this Proxy Statement.

Annual Meeting Proposals

Proposal	Recommendation of the Board

1. Election of Directors	FOR each of the nominees

2. Ratification of Independent Registered Public Accounting Firm	FOR

3. Approval of the Amended and Restated 2007 Incentive Award Plan	FOR

4. Say-on-Pay: Advisory Vote to Approve 2016 Executive Compensation	FOR

5. Say-on-Frequency: Advisory Vote on Frequency of Say-on-Pay Votes	1 Year

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Financial Performance Highlights

Fiscal year ended September 30, 2016 was another excellent year for Monmouth. Our industrial property portfolio performed exceptionally well, achieving a 99.6% occupancy rate and a 100% tenant retention rate. We believe that this past year represented one of the most productive years ever in our long history as a public REIT. To highlight some of our many accomplishments, the Company:

●	Increased the Company’s quarterly common stock dividend by 6.7%, to $0.16 per share from $0.15 per share, representing an annualized dividend rate of $0.64 per share, resulting in the Company maintaining or increasing its cash dividend for twenty-five consecutive years

●	Achieved $1.8 billion in total market capitalization as of September 30, 2016 resulting in year over year growth of 53% in fiscal 2016

●	Achieved a 55% total shareholder return for fiscal 2016

●	Achieved 15% year over year growth in gross leasable area with over 16.0 million total rentable square feet in fiscal 2016

●	Generated 6.9% year over year, per diluted share growth in Net Income Attributable to Common Shareholders in fiscal 2016

●	Generated 23% year over year growth in adjusted funds from operation (“AFFO”) per diluted share in fiscal 2016. AFFO per diluted share growth has been over 10% per year for three consecutive years. See Financial Information for a discussion of our non-GAAP performance measures.

●	Located and acquired eight, brand new, Class A industrial properties totaling approximately 1,830,000 square feet as per its investment strategy without placing undue burden on liquidity

●	During the fiscal years ended September 30, 2014, 2015 and 2016, completed fifteen property expansions totaling $52.5 million, generating over $5.2 million in additional rental revenue and, subsequent to fiscal yearend, on October 1, 2016, completed one additional property expansion for $5.0 million, which will generate additional rental revenue of approximately $500,000

●	Entered into commitments to acquire nine industrial properties in fiscal 2017 and fiscal 2018, of which two were acquired subsequent to fiscal yearend

●	On September 13, 2016, closed an offering of the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock, raising $135 million in gross proceeds

●	Raised approximately $72.2 million through the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) during fiscal 2016

●	Renewed all three leases that were scheduled to expire in fiscal 2016, resulting in a 100% tenant retention rate and on terms resulting in an increase in the weighted average lease rate of 5.3% on a U.S. GAAP basis

●	Achieved 99.6% occupancy as of September 30, 2016, increasing to 100% currently

●	Increased and extended the unsecured revolving credit facility from $130 million to $200 million with a $100 million accordion feature, bringing the total potential availability to $300 million

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Equity Compensation Plan Highlights

Shareholder Approval of Company’s Amended and Restated 2007 Incentive Award Plan

On March 13, 2017, the Company’s Board of Directors approved an amendment and restatement to the Company’s 2007 Stock Option and Stock Award Plan, as amended (the “Original Plan”), conditioned upon shareholder approval. The Board recommends shareholders vote FOR the proposal to approve the Plan. The amendment and restatement of the Original Plan, which changes the name of the plan to the Amended and Restated 2007 Incentive Award Plan (the “Plan”), extends the term of the Original Plan for an additional ten years, adds 1.6 million shares of our Common Shares to the share reserve, expands the types of awards available for grant under the Plan and makes other improvements to the Original Plan. The Plan is intended to, among other things, promote the success and enhance the value of the Company by linking the individual interests of its Directors, Employees, and Consultants (as defined in the Plan) to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders.

The Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices, including:

●	Repricing not allowed without shareholder approval
●	Shareholder approval required for additional shares
●	Minimum vesting provision
●	No discounted stock options or stock appreciation rights
●	Reasonable share counting provisions
●	Limits on compensation
●	Size of share reserve request is reasonable

Since the approval of the Original Plan in 2007, the Company has generated a 10-year total shareholder return of approximately 257%, outperforming the S&P 500 and the MSCI US REIT Index by a wide margin.

Total Return Performance

MNR
S&P 500
MSCI US REIT (RMS)
300%
250%
200%
150%
100%
50%
0%
-50%
-100%
257.2%
95.7%
62.3%
12/31/06
06/30/07
12/31/07
06/30/08
12/31/08
06/30/09
12/31/09
06/30/10
12/31/10
06/30/11
12/31/11
06/30/12
12/31/12
06/30/13
12/31/13
06/30/14
12/31/14
06/30/15
12/31/15
06/30/16
12/31/16

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The Company’s equity market capitalization has also grown substantially, from approximately $201.6 million, as of September 30, 2007, to approximately $1 billion as of March 14, 2017. In addition, over the last 5-year period, the Company’s total market capitalization has grown approximately 119% from 2012 through 2016 fiscal yearend.

As of the close of business on March 14, 2017, the Company had 71,430,729 Common Shares outstanding and, when the Original Plan expired on March 26, 2017, 164,878 Common Shares remained available for grant under the Original Plan. The Plan, if approved by the Company’s shareholders, will provide an additional 1,600,000 shares, for a total of 1,764,878 Common Shares available for future grant of stock options, restricted stock, or other equity based awards, plus any shares subject to outstanding options that expire or are forfeited without being exercised. The additional Common Shares under the Plan represent approximately 2.24% of the Company’s total outstanding Common Shares as of March 14, 2017.

To further the success and growth of the Company attributable, in part, to the Original Plan, the Board recommends that the Company’s shareholders vote FOR the proposal to approve the Plan.

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Say-on-Pay: Executive Compensation Highlights

At the Annual Meeting, the Company’s shareholders will have the opportunity to consider and vote on an advisory say-on-pay proposal, to approve the compensation of our executive officers for the fiscal year ended September 30, 2016, as described more fully in this Proxy Statement. Our executive compensation program is designed to be simple, effective, and link pay to performance, while reflecting the size, scope, and success of Monmouth’s business, as well as the responsibilities of our executive officers. While there are many factors that our shareholders consider in executive compensation, ultimately our shareholders value economic performance.

Pay for Performance: Total Shareholder Return

Since 1968, Monmouth has delivered consistent and reliable returns for its shareholders. Over the last 10 years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of over three times. Our total shareholder return (“TSR”) over the last 10 fiscal years was 255.6%. TSR includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of total shareholder return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. We are proud to report that we have maintained or increased our dividend for 25 consecutive years. We are one of few REITs that maintained its dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

Comparable REITs

In order to help our shareholders fairly evaluate the Company’s executive compensation program in light of our relative economic performance, our management has identified a group of REITs with similar equity market capitalization, ranging between $750 million and $2.5 billion, and/or REITs that operate within the industrial REIT sector and with whom we compete for talent. These REITs (the “Comparable REITs”) are:

●	Agree Realty Corporation
●	EastGroup Properties, Inc.
●	Getty Realty Corporation
●	Rexford Industrial Realty, Inc.
●	Stag Industrial, Inc.
●	Terreno Realty Corporation
●	Urstadt Biddle Properties, Inc.

Information about the Comparable REITs is presented here solely to assist the shareholders in evaluating the Company’s performance and compensation programs in connection with the say-on-pay vote, and the Comparable REITs were not identified or used by our Compensation Committee in setting or evaluating the compensation of our named executive officers.

The following charts illustrate the Company’s strong outperformance over the 1, 3, 5 and 10 year periods as compared to the Comparable REITs and the MSCI US REIT Index. Total Return Performance is calculated based on the Company’s 2016 fiscal year ending September 30.

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	Total Return Performance
	1 Year	3 Year	5 Year	10 Year
MNR	54.78%	87.33%	141.48%	255.61%
Comparable REITs	49.18%	54.08%	152.88%	128.20%
RMS	19.83%	48.58%	108.10%	82.79%

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Getting More for Less

While Monmouth has outperformed its peers and delivered exceptional results for its shareholders, its Chief Executive Officer’s total compensation for 2016 was less than 50% of the average total compensation of chief executive officers of the Comparable REITs.

2016 Monmouth CEO Total Compensation vs. Average CEO Total Compensation of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs. For Comparable REITs that employed two chief executive officers, the Company used the compensation data of only one chief executive officer for the applicable Comparable REIT(s).

Total executive compensation of the Company also fell in the lowest range (25th percentile) within the REIT industry based upon the 2016 Compensation Survey published by NAREIT.

The Company continues to efficiently manage its general and administrative expenses. General and administrative expenses, as a percentage of gross revenue, (which includes rental revenue, reimbursement revenue and dividend and interest income), remains low, at only 8% for fiscal years 2016 and 2015, as does general and administrative expenses, as a percentage of undepreciated assets (which is the Company’s total assets excluding accumulated depreciation), at a very reasonable 58 basis points and 61 basis points for the fiscal years 2016 and 2015, respectively.

In light of the above, as well as other information provided in this Proxy Statement, the Board recommends the Company’s shareholders vote FOR the Say-on-Pay proposal.

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Corporate Governance Highlights

Publicly traded since 1968, Monmouth Real Estate Investment Corporation is one of the oldest publicly-traded equity REITs in the world. Our longevity is the direct result of being patient and conservative stewards of capital. The Board’s decision-making process is guided by an appreciation for all that has been built in the past and a focus on continuing to create sustainable long-term value for the Company and its shareholders for many years to come.

Our Board believes that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices.

Some corporate governance highlights are as follows:

●	Lead Independent Director: Our Board of Directors has identified a lead independent director.

●	Independent Board of Directors: A majority of the Company’s directors are independent within the meaning of SEC rules and the listing standards of the New York Stock Exchange. At least one of the Company’s directors qualifies as an “audit committee financial expert” under applicable SEC rules and all committee members are independent under applicable NYSE and SEC rules for committee membership. The Company’s independent directors meet in executive session at least annually.

●	Substantial Insider Ownership: Management’s Interests Are Aligned with Shareholder Interests. The aggregate stock ownership of Company directors and executive officers represents approximately 5.3% of the Company’s shares, which currently represents the third largest block of shareholders behind two institutional investors and helps align our management’s interests with our shareholders’ interests.

●	CEO Stock Ownership Requirements. The Chief Executive Officer of the Company is required to own Common Shares having a value equal to at least six times his base salary and is well within compliance with these requirements, currently owning in excess of 2.5 times the ownership requirement as of fiscal yearend.

●	Annual Assessment of Compensation. The Company annually assesses its compensation policies to determine whether such policies encourage excessive risk taking.

●	Annual Say-on-Pay Frequency. The Board, on the recommendation of its Nominating Committee, recommends that the frequency of future non-binding votes on executive compensation take place on an annual basis.

●	Anti-Hedging Policy. The Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the shareholder continues to own the underlying Company security without all the risks or rewards of ownership.

●	No Poison Pill: We have not adopted a shareholder rights plan.

●	Shareholder Consent Requirements for Amendments to Incentive Awards. The Plan approved by the Board of Directors and proposed for approval by shareholders at the Annual Meeting prohibits the repricing or buyout of options and stock appreciation rights without shareholder consent.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You are receiving these materials because you owned shares of our Company’s common stock (sometimes referred to herein as “Common Shares”) as a “registered” shareholder or you held Common Shares in “street name” at the close of business on March 14, 2017, the record date for the Annual Meeting, and that entitles you to vote at our Annual Meeting to be held at 4:00 p.m., local time, on Thursday, May 18, 2017, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728, or any postponements or adjournments of such meeting, for the purposes set forth in the Notice of 2017 Annual Meeting of Shareholders. This Proxy Statement contains information related to the solicitation of proxies for use at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

The Company has also retained Okapi Partners LLC (“Okapi”), a proxy solicitation firm, to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers, and other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay Okapi a fee of approximately $25,000, plus out-of-pocket expenses. You may contact Okapi at (877)-629-6355.

What is the difference between a “registered” shareholder and a shareholder holding shares in “street name?”

If your Common Shares are registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, you are a “registered” shareholder. If you own Common Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Common Shares, but considered to be holding the Common Shares in “street name.”

Who can attend the Annual Meeting?

All of our common shareholders of record as of the close of business on March 14, 2017, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your Common Shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 14, 2017, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

Who may vote?

You may vote if you owned Common Shares at the close of business on March 14, 2017, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each Common Share that you owned as of the record date. Cumulative voting is not permitted in the election of directors.

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What is a quorum for the Annual Meeting?

As of the close of business on March 14, 2017, we had 71,430,729 Common Shares outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What am I voting on?

At the Annual Meeting, you may consider and vote on:

1.	The election of four Class II directors, each to serve until the 2020 annual meeting of shareholders and until his respective successor is duly elected and qualifies;

2.	A proposal to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017;

3.	A proposal to approve the Amended and Restated 2007 Incentive Award Plan;

4.	A proposal to approve the following resolution (the “Say-on-Pay” proposal):

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation, Discussion and Analysis, the compensation tables and narrative discussion in the Proxy Statement;

5.	A proposal to approve, on an advisory basis, the frequency of future Say-on-Pay proposals; and

6.	Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

What are the Board’s recommendations?

The Board recommends a vote:

●	FOR the election of each nominee named in this Proxy Statement for election as a Class II director (Proposal No. 1);

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017 (Proposal No. 2);

●	FOR the approval of the Amended and Restated 2007 Incentive Award Plan (Proposal No. 3);

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●	FOR the approval of the Say-on-Pay proposal (Proposal No. 4);

●	FOR ONE-YEAR as the frequency of future Say-on-Pay proposals (Proposal No. 5).

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

How many votes are needed to approve each of the proposals assuming that a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors: The election of a director nominee must be approved by a plurality of the votes cast in the election of directors.

Proposal 2: Approval of the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017 requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 3: Approval of the Amended and Restated 2007 Incentive Award Plan requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 4: Approval of the Say-on-Pay proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 5: The frequency of “one year”, “two years” or “three years” that receives the greatest number of votes with respect to the frequency of future Say-on-Pay proposals will indicate the shareholders’ preference.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors), Proposal No. 3 (Approval of Equity Compensation Plan), Proposal No. 4 (Say-on-Pay), and Proposal No. 5 (Say-on-Frequency), without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the approval of any of the matters to be considered at the Annual Meeting.

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How do I vote?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your Common Shares are held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your Common Shares.

If your Common Shares are held of record in your name, there are three ways for you to authorize a proxy:

●	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice of Internet Availability. Please have your Proxy Card or Notice of Internet Availability in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice of Internet Availability handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 17, 2017. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

●	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

●	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed Proxy Card, or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for election as directors named in this Proxy Statement; FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm; FOR the approval of the Amended and Restated 2007 Incentive Award Plan; FOR the approval of the Say-on-Pay proposal; FOR ONE-YEAR as the frequency of future Say-on-Pay proposals, and in their discretion on any additional matters properly brought before the Annual Meeting.

If your Common Shares are held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your Common Shares describing how to provide voting instructions.

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Can I revoke my proxy?

Yes, if your Common Shares are held in your name, you can revoke your proxy by:

●	Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

●	Signing a proxy bearing a later date; or

●	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your Common Shares are held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your Common Shares regarding how to revoke your instructions.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Four Class II directors are up for election at the Annual Meeting, to serve until the Company’s annual meeting of shareholders in 2020 and until their successors are duly elected and qualify. The four nominees for election as Class II directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class II director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his term expires.

The Company’s Board of Directors currently consists of eleven directors, four of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

[Information Regarding Director Nominees are on the Following Page]

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INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four Class II Director nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Brian H. Haimm	47	Independent Director. Chief Financial Officer and Chief Operating Officer (2006 to present) of Ascend Capital Group International, LLC, a private equity firm. Mr. Haimm’s extensive experience in accounting, finance and the real estate industry is the primary reason, among others, why Mr. Haimm was selected to serve on our Board and has been nominated for re-election as a Class II Director.	2013

Neal Herstik	58	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Mr. Herstik’s extensive legal experience and experience in the real estate industry is the primary reason, among others, why Mr. Herstik was selected to serve on our Board and has been nominated for re-election as a Class II Director.	2004

Matthew I. Hirsch	57	Independent Director. Attorney at Law (1985 to present), Law Office of Matthew I. Hirsch; Adjunct Professor of Law, Delaware Law School of Widener University (1993 to present). For UMH Properties, Inc. (“UMH”), a related company, Director (2013 to present). Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry is the primary reason, among others, why Mr. Hirsch was selected to serve on our Board and has been nominated for re-election as a Class II Director.	2000

Stephen B. Wolgin	62

Lead Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New Jersey. Partner with the Logan Asset Backed Fund, LP (2007 to present). Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.

For UMH Properties, Inc., a related company, Director (2007 to present).

Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry are the primary reasons, among others, why Mr. Wolgin was selected to serve on our Board and has been nominated for re-election as a Class II Director.

			2003

Vote Required:

At the Annual Meeting, the shareholders of the Company will be requested to elect four Class II Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

Board Recommendation:

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class III Directors with Terms Expiring in 2018

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Catherine B. Elflein	56	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to present) at Celgene Corporation, a biopharmaceutical company; Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting, finance and risk management is the primary reason, among others, why Ms. Elflein was selected to serve on our Board.	2007

Eugene W. Landy	83	Founder and Chairman of the Board (1968 to present), President and Chief Executive Officer (1968 to April 2013) and Director. Attorney at Law. Partner of the Law Firm of Landy & Landy; Chairman of the Board (1995 to present). For UMH Properties, Inc., a related company, Founder and Chairman of the Board, Director (1969 to present) and President (1969 to 1995). As our Founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, among others, why Mr. Landy was selected to serve on our Board.	1968

Michael P. Landy	55

President and Chief Executive Officer (April 2013 to present) and Director. Chief Operating Officer (2011 to April 2013), Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Member of New York University’s REIT Center Board of Advisors (2013 to present).

For UMH Properties, Inc., a related company, Director (2011 to present) and Executive Vice President (2010 to 2012).

Mr. Landy’s role as our President and Chief Executive Officer and extensive experience in real estate finance, investment, capital markets and operations management are the primary reasons, among others, why Mr. Landy was selected to serve on our Board.

			2007

Samuel A. Landy	56	Director. Attorney at Law (1985 to present), Partner of the Law Firm of Landy & Landy. For UMH Properties, Inc., a related company, President and Chief Executive Officer (1995 to present), Vice President (1991 to 1995) and Director (1992 to present). Mr. Landy’s extensive experience in real estate investment and REIT leadership is the primary reason, among others, why Mr. Landy was selected to serve on our Board.	1989

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Class I Directors with Terms Expiring in 2019

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	58	Director. Interim Chief Financial Officer (March 2012 to July 2012). Chief Financial Officer (1991 to 2010). For UMH Properties, Inc., a related company, Vice President and Chief Financial Officer (1995 to present) and Director (1995 to present). Ms. Chew is a Certified Public Accountant. Ms. Chew’s extensive public accounting, finance and real estate industry experience is the primary reason, among others, why Ms. Chew was selected to serve on our Board.	2007

Daniel D. Cronheim	62	Director. Attorney at Law (1979 to present). Certified Property Manager (2010 to present). President (2000 to present) of David Cronheim Mortgage Company, a privately-owned real estate investment bank. Executive Vice President (1997 to present) of Cronheim Management Services, Inc., a real estate management firm. Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company, a real estate brokerage firm. Executive Committee (2012 to present), Secretary-Treasurer (2013 to 2015), Vice-President (2015 to 2016) and President (2016 to present) of The Institute of Real Estate Management (IREM) Chapter One (New Jersey). Member and instructor (2014 to present) of the New Jersey State Bar Association Land Use Committee. Member (1986 to 1993) and Chairman (1994 to present) of Borough of Watchung Zoning Board. Mr. Cronheim’s extensive experience in real estate management and the mortgage industry is the primary reason, among others, why Mr. Cronheim was selected to serve on our Board.	1989

Scott L. Robinson	46	Independent Director. Managing Director, Oberon Securities (2013 to Present); Clinical Professor of Finance and Director of The REIT Center at New York University (2008 to Present); Managing Partner, Cadence Capital Group (2009 to 2013); Vice President, Citigroup (2006 to 2008); Senior REIT and CMBS analyst (1998 to 2006), Standard & Poor’s. Mr. Robinson’s extensive experience in real estate finance and investment is the primary reason, among others, why Mr. Robinson was selected to serve on our Board.	2005

Six of the Company’s directors are also directors of UMH, a publicly-owned affiliate of the Company, which primarily engages in manufactured housing related real estate transactions.

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Other Named Executive Officers of the Company

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Kevin S. Miller	47	Chief Financial Officer (July 2012 to present) and Chief Accounting Officer (May 2012 to present). Certified Public Accountant. Assistant Controller and Assistant Vice-President (2005 to May 2012) of Forest City Ratner, a real estate developer, owner and operator and a wholly-owned subsidiary of a publicly-held company, Forest City Realty Trust, Inc.	N/A

Allison Nagelberg	52

General Counsel (2000 to present). Attorney at Law (1989 to present). Ms. Nagelberg also has a Master of Business Administration in Finance.

For UMH Properties, Inc., a related company, General Counsel (2000 to 2013).

			N/A

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CORPORATE GOVERNANCE AND BOARD MATTERS

Publicly traded since 1968, Monmouth Real Estate Investment Corporation is one of the oldest publicly traded equity REITs in the world. Our longevity is the direct result of being patient and conservative stewards of capital. The Board’s decision-making process is guided by an appreciation for all that has been built in the past and a focus on continuing to create sustainable long-term value for the Company and its shareholders for many years to come.

We are committed to maintaining sound corporate governance principles. The Board of Directors periodically updates and approves formal Corporate Governance Guidelines that address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.mreic.reit. Together with the charter and bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

“Good Corporate Governance”

The goal of good corporate governance practices are fundamentally to ensure that the Company is maximizing shareholder value. As highlighted throughout this Proxy Statement, the Company has adopted numerous good corporate governance policies and procedures. We believe that the quality of any company’s corporate governance practices cannot properly be measured with a “one size fits all” approach. A fair analysis of the effectiveness of a company’s corporate governance should appropriately take into account economic performance and total shareholder return. This is particularly true for a company that operates within the real estate industry, and is therefore most effectively governed and managed with a focus on building long-term value.

The Company, during the 10-year period ended December 31, 2016, delivered its shareholders a total return of approximately 257% and outperformed both the S&P 500 by a wide margin of over 2.5 times and the MSCI US REIT Index by a wide margin of over 4 times.

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Substantial Insider Ownership: Management’s Interests are Aligned with Shareholder Interests

The aggregate stock ownership of Company Directors and Executive Officers represents more than 5% of the Company’s Common Shares, and currently represents the third largest block of shareholders behind two institutional investors and helps align our management’s interests with our shareholders’ interests.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception in 1968 through April 2013, the positions of Chief Executive Officer and Chairman of the Board of Directors were combined. For more than forty years, both positions were held by Eugene W. Landy. Effective April 9, 2013, as part of the Board’s succession planning strategy, Michael P. Landy was elected as the Company’s President and Chief Executive Officer. Mr. Michael P. Landy, who has been with the Company since 2001 and served as the Company’s Chief Operating Officer since 2011, continues to serve as a member of the Company’s Board of Directors. Mr. Eugene W. Landy continues to serve as Chairman of the Board of Directors. The Board of Directors has selected a Lead Independent Director, Stephen B. Wolgin, to preside at executive sessions of the non-management directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its directors, including information provided to the Company by the directors. Based upon its review, the Board of Directors has determined that all of its directors, other than Ms. Anna T. Chew and Messrs. Daniel D. Cronheim, Eugene W. Landy, Michael P. Landy, and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines. The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.mreic.reit and are available in print upon request.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year. No director attended fewer than 75% of the meetings of the Board of Directors and of meetings of the committees on which he or she served. The Company does not have a policy concerning directors’ attendance at the Annual Meeting of Shareholders. Three directors attended the Company’s 2016 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

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Name	Age as of record date	Director Since (Calendar year)	Audit Committee	Compensation Committee	Nominating Committee
Anna T. Chew	58	2007
Daniel D. Cronheim	62	1989
Catherine B. Elflein	56	2007
Brian H. Haimm	47	2013
Neal Herstik	58	2004
Matthew I. Hirsch	57	2000
Eugene W. Landy Chairman of the Board	83	1968
Michael P. Landy Chief Executive Officer	55	2007
Samuel A. Landy	56	1989
Scott L. Robinson	46	2005
Stephen B. Wolgin Lead Independent Director	62	2003
				Chair	Member

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of the Company’s independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report, which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year ended September 30, 2016, including an executive session with the independent auditors, in which management did not attend. The Audit Committee operates under the Audit Committee Charter which is available on the Company’s website at www.mreic.reit.

The current members of the Company’s Audit Committee are Catherine B. Elflein, Brian H. Haimm (who serves as Chairman of the Audit Committee), Matthew I. Hirsch, Scott L. Robinson, and Stephen B. Wolgin. The Board has determined that the members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, and that each of them is able to read and understand fundamental financial statements, and is “financially literate” within the meaning of the rules of the NYSE. The Board has also determined that Catherine B. Elflein, Brian H. Haimm, Scott L. Robinson and Stephen B. Wolgin are “audit committee financial experts” within the meaning of the rules of the SEC.

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Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of the Company’s goals and objectives and determining the Chief Executive Officer’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administering the Company’s 2007 Stock Option and Stock Award Incentive Award Plan, as Amended and Restated (the “Original Plan”). The Compensation Committee had at least one meeting during the fiscal year ended September 30, 2016. The current members of the Compensation Committee are Brian H. Haimm, Matthew I. Hirsch and Stephen B. Wolgin (who serves as the Chairman of the Compensation Committee). The Board has determined that the members of the Compensation Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.mreic.reit.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating Committee had at least one meeting during the fiscal year ended September 30, 2016. The current members of the Nominating Committee are Neal Herstik, Matthew I. Hirsch (who serves as the Chairman of the Nominating Committee), and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.mreic.reit.

The principal function of the Nominating Committee is to review and recommend candidates for nomination to the Board of Directors. The Nominating Committee will consider for recommendation as nominees appropriate individuals whose names are submitted in writing by a shareholder, and will evaluate them using the same criteria as that used for other candidates. See “Shareholder Communications” below for more information.

The Nominating Committee has established a process for identifying and evaluating prospective nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating Committee deems necessary or appropriate, hiring a search firm. The Nominating Committee considers diversity of background and personal experience in identifying director candidates. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating Committee, the President and Chief Executive Officer and Chairman of the Board will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating Committee for final evaluation. The Nominating Committee will then meet to consider such recommendations and to select the final candidate(s) to recommend to the Board of Directors as nominees. The Nominating Committee will evaluate all potential nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

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Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors had at least one meeting during the fiscal year ended September 30, 2016. The Board of Directors has selected a Lead Independent Director, Stephen B. Wolgin, to preside at executive sessions of the independent directors.

Shareholder Communications

Monmouth believes that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices. Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 3499 Route 9 North, Suite 3-D, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the independent directors of the Company by addressing such communications to the independent directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officer and principal financial officer. This code is posted on our website at www.mreic.reit. During fiscal 2016 and through the date of this Proxy Statement, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

Anti-Hedging Policy

The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in Company securities. Such transactions, while allowing the holder to own Company securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other Company shareholders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying Company security without all the risks or rewards of ownership. The Anti-Hedging Policy is posted on our website at www.mreic.reit.

As of the date of this Proxy Statement, to the best of the Company’s knowledge, no director, officer or employee has entered into speculative transactions in Company securities.

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CEO Stock Ownership Requirement Policy

The Chief Executive Officer of the Company is required to own Common Shares having a value equal to at least six times his or her base salary. The Chief Executive Officer serving, as of September 17, 2015, will have until September 17, 2020, to meet the minimum ownership requirements. Any subsequent Chief Executive Officer elected after the adoption of these requirements will have five years from the time he or she is elected to meet the minimum ownership requirements. The Chief Executive Officer’s stock ownership levels will be evaluated by or at the direction of the Company’s Chief Financial Officer in connection with the preparation of the Company’s Annual Report on Form 10-K or the Company’s proxy statement each year. The value of stock holdings will be calculated based on the closing price of a Common Share of the Company on the last trading day of the fiscal year ending prior to the annual review. If the Chief Executive Officer meets the ownership requirements at the time of the annual review, he or she will be in compliance with these requirements until the next annual review. Changes in the Company’s stock price or changes to base salary will not affect compliance status for the remainder of that year. The Nominating Committee has authority to administer and interpret these requirements.

The CEO Stock Ownership Requirement Policy requires that Mr. Michael P. Landy own Common Shares having a value of at least six times his base salary. As of September 30, 2016, Chief Executive Officer, Mr. Michael P. Landy had a base salary of $551,250. Therefore, Mr. Michael P. Landy would be required to own Common Shares with a value of at least $3,307,500. Mr. Michael P. Landy owned 580,781 Common Shares as of September 30, 2016. The closing price of a Common Share on the last trading day of the fiscal year ending September 30, 2016 was $14.27. Therefore, the Company’s Chief Executive Officer determined that Mr. Michael P. Landy owned $8,287,745, which is approximately 15 times his base salary and is also approximately 2.5 times the Company’s CEO stock ownership requirement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s equity securities as of March 14, 2017, by:

●	each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;

●	the Company’s directors;

●	the Company’s executive officers; and

●	all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the address of the person or persons named below is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728. In determining the number and percentage of Common Shares beneficially owned by each person, Shares that may be acquired by that person under options exercisable within sixty (60) days of March 14, 2017 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person and are not deemed outstanding for that purpose for all other shareholders.

	Common Shares		Series B Preferred Shares		Series C Preferred Shares
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355 (3)	7,409,473	10.37%
BlackRock Inc. 40 East 52nd Street New York, NY 10022 (4)	5,815,837	8.14%
Anna T. Chew (5)	363,140	*
Daniel D. Cronheim (6)	171,102	*
Catherine B. Elflein (7)	10,730	*
Brian H. Haimm (8)	11,570	*
Neal Herstik (9)	16,851	*			2,000	*
Matthew I. Hirsch (10)	77,020	*
Eugene W. Landy (11)	2,046,400	2.85%
Michael P. Landy (12)	586,448	*
Samuel A. Landy (13)	344,266	*
Kevin S. Miller (14)	38,879	*
Allison Nagelberg (15)	71,488	*
Scott Robinson (16)	6,901	*
Katie Rytter (17)	8,374	*
Stephen B. Wolgin (18)	61,061	*			13,000	*

Directors and Officers as a group	3,814,230	5.31%			15,000	*

*Less than 1%.

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(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares listed.
(2)	Based on 71,430,729 Common Shares, 2,300,000 shares of the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series B Preferred Shares”), and 8,400,000 shares of the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series C Preferred Shares”) outstanding on March 14, 2017.
(3)	Based on Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group, Inc. owns 7,409,473 Common Shares as of December 31, 2016. The Vanguard Group has sole dispositive power over 7,234,825 Common Shares and sole voting power over 171,248 Common Shares. The Vanguard Group, Inc. has shared voting power over 89,900 Common Shares and shared dispositive power over 174,648 Common Shares.

(4)	Based on Schedule 13G/A filed with the SEC on January 25, 2017, BlackRock Inc. owns 5,815,837 Common Shares as of December 31, 2016. BlackRock Inc. has sole dispositive power over 5,815,837 Common Shares and sole voting power over 5,474,312 Common Shares.
(5)	Includes (a) 3,157 shares of unvested restricted stock; (b) 329,649 Common Shares owned jointly with Ms. Chew’s husband; and (c) 30,334 Common Shares held in the UMH 401(k) Plan for Ms. Chew’s benefit. Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power, but no dispositive power, over the 169,451 Common Shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 30,334 Common Shares held by the UMH 401(k) Plan for her benefit.
(6)	Includes (a) 1,126 shares of unvested restricted stock; (b) 80,000 Common Shares held in a trust for Mr. Cronheim’s two family members, to which he disclaims any beneficial interest but he has sole dispositive and voting power and (c) 79,499 Common Shares pledged in a margin account.
(7)	Includes (a) 1,126 shares of unvested restricted stock and (b) 3,500 Common Shares owned jointly with Ms. Elflein’s husband.
(8)	Includes 860 shares of unvested restricted stock.
(9)	Includes (a) 1,126 shares of unvested restricted stock; (b) 14,125 Common Shares owned jointly with Mr. Herstik’s wife; (c) 1,600 Common Shares owned by Mr. Herstik’s wife and (d) 2,000 shares of the Company’s Series C Preferred Stock.
(10)	Includes (a) 1,126 shares of unvested restricted stock (b) 73,053 Common Shares owned jointly with Mr. Hirsch’s wife; and (c) 2,841 Common Shares owned by Mr. Hirsch’s wife.
(11)	Includes (a) 50,583 shares of unvested restricted stock; (b) 97,914 Common Shares owned by Mr. Eugene Landy’s wife; (c) 225,427 Common Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (d) 192,294 Common Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (e) 13,048 Common Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (f) 154,405 Common Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (g) 34,841 Common Shares held by Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; (h) 27,521 Common Shares held by Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (i) 443,951 Common Shares pledged in a margin account; and (j) 409,017 Common Shares pledged as security for loans. Includes 455,000 Common Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2017. Excludes 65,000 Common Shares issuable upon the exercise of a stock option not exercisable within 60 days of March 14, 2017.
(12)	Includes (a) 16,873 shares of unvested restricted stock; (b) 32,253 Common Shares owned by Mr. Michael Landy’s wife; (c) 156,875 Common Shares held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote; (d) 53,000 Common Shares held by EWL Grandchildren Fund, LLC, of which Mr. Landy is co-manager and over which Mr. Landy shares voting and dispositive power; (e) 20,973 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit; and (f) 157,650 Common Shares pledged in a margin account.
(13)	Includes (a) 1,126 shares of unvested restricted stock (b) 24,457 Common Shares owned by Mr. Samuel Landy’s wife; (c) 22,379 Common Shares held by the Samuel Landy Family Limited Partnership; (d) 53,000 Common Shares held in EWL Grandchildren Fund, LLC, of which Mr. Landy is co-manager and over which Mr. Landy shares voting and dispositive power; (e) 40,332 Common Shares pledged in a margin account; (f) 172,086 Common Shares pledged as security for a loan and (g) 65,840 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power, but no dispositive power, over the 169,451 Common Shares held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 65,840 Common Shares held by the UMH 401(k) Plan for his benefit.
(14)	Includes (a) 20,616 shares of unvested restricted stock and (b) 960 Common Shares held in the UMH 401(k) Plan for Mr. Miller’s benefit.
(15)	Includes (a) 6,389 shares of unvested restricted stock (b) 3,363 Common Shares owned by Ms. Nagelberg’s husband; (c) 1,657 Common Shares held in custodial accounts for Ms. Nagelberg’s children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power and (d) 10,219 Common Shares held in the UMH 401(k) Plan for Ms. Nagelberg’s benefit.
(16)	Includes 1,126 shares of unvested restricted stock.
(17)	Includes (a) 2,679 shares of unvested restricted stock; (b) 332 Common Shares held in custodial accounts for Ms. Rytter’s son and nephew under the New Jersey Uniform Transfer to Minors Act in which she disclaims any beneficial interest but has power to vote; and (c) 680 Common Shares held in the UMH 401(k) Plan for Ms. Rytter’s benefit.
(18)	Includes (a) 1,126 shares of unvested restricted stock; (b) 2,883 Common Shares owned by Mr. Wolgin’s wife, and (c) 13,000 shares of the Company’s Series C Preferred Stock.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting the Company’s common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company. The Company expects a representative of PKF to be present at the Annual Meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

Vote Required:

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

Board Recommendation:

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF O’CONNOR DAVIES, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Monmouth Real Estate Investment Corporation (the “Company”) operates under a written charter, which was amended in January 2013. The amended charter is available on the Company’s website at www.mreic.reit.

The Company has an Audit Committee consisting of five “independent” directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2016.

We have discussed with the independent registered public accounting firm the matters required to be discussed under by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”, and we have discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.

Audit Committee:
Catherine B. Elflein
Brian H. Haimm (Chairman)
Matthew I. Hirsch
Scott L. Robinson
Stephen B. Wolgin

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Fees Billed by Independent Registered Public Accounting Firm

PKF O’Connor Davies, LLP served as the Company’s independent registered public accountants for the years ended September 30, 2016 and 2015. A representative from PKF is expected to be present at the Annual Meeting in order to be available to respond to possible inquiries from shareholders.

The following are fees billed by and accrued to PKF in connection with services rendered for the fiscal years ended September 30, 2016 and 2015:

	2016	2015
Audit Fees	$210,400	$203,450
Audit Related Fees	32,100	4,200
Tax Fees	54,400	47,500
All Other Fees	-0-	-0-
Total Fees	$296,900	$255,150

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

All of the services performed by PKF for the Company during fiscal 2016 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent accountants. The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

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PROPOSAL 3

Approval of the Amended and Restated 2007 Incentive Award Plan

At the Annual Meeting the Company’s common shareholders will be asked to consider and vote on a proposal to approve its Amended and Restated 2007 Incentive Award Plan, which we refer to as the “Plan”. The Plan is intended to promote the success and enhance the value of the Company by linking the individual interests of its directors, employees, consultants and advisors to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of directors, employees, consultants and advisors upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

The Plan constitutes an amendment and restatement of the Company’s 2007 Stock Option and Stock Award Plan, which was initially approved by the Company’s shareholders on July 26, 2007, and was subsequently amended and restated and approved by the Company’s shareholders on May 6, 2010 (the “Original Plan”).

Shareholder Approval of Company’s Amended and Restated 2007 Incentive Award Plan (the “Plan”)

On March 13, 2017, the Board approved the Plan, conditioned upon shareholder approval. The Board recommends shareholders vote FOR the proposal to approve the Plan.

Since the approval of the Original Plan, the Company has generated a 10-year total shareholder return of approximately 257%, outperforming the S&P 500 by a wide margin of over 2.5 times and the MSCI US REIT Index by a wide margin of over 4 times.

The Company’s equity market capitalization has also grown substantially from approximately $201.6 million, as of September 30, 2007 to approximately $1 billion as of March 14, 2017.

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In addition, over the last 5-year period, the Company’s total market capitalization has grown approximately 119% from 2012 through 2016 fiscal yearend.

Total Market Capitalization

119% Growth
$2.0
$1.5
$1.0
$0.5
$0.0
$ in Billions
Debt
Preferred Equity
Common Equity
$0.818
0.252
0.111
0.455
$0.787
0.272
0.111
0.404
$1.001
0.313
0.111
0.577
$1.176
0.459
0.111
0.606
$1.795
0.618
0.193
0.984
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016

As of the close of business on March 14, 2017, the Company had 71,430,729 Common Shares outstanding and, when the Original Plan expired on March 26, 2017, 164,878 Common Shares remained available for grant under the Original Plan. The Plan, if approved by the Company’s shareholders, will provide an additional 1,600,000 shares, for a total of 1,764,878 Common Shares available for future grant of stock options, restricted stock, or other equity based awards, plus any shares subject to outstanding options that expire or are forfeited without being exercised. The additional Common Shares under the Plan represent approximately 2.24% of the Company’s total outstanding Common Shares as of March 14, 2017. Although equity compensation has not comprised a large component of the Company’s historical executive or director compensation, the Compensation Committee believes this additional share reserve is appropriate to provide the Company with the flexibility to award equity compensation to employees and directors in amounts that are more comparable to the Company’s competitors and peers.

The Plan Includes Compensation and Governance Best Practices

The Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices, including:

●	Repricing not allowed without shareholder approval
●	Shareholder approval required for additional shares
●	Minimum vesting provision
●	No discounted stock options or stock appreciation rights
●	Reasonable share counting provisions
●	Limits on compensation
●	Size of share reserve request is reasonable

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Description of the Plan:

The following paragraphs provide a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Annex B hereto.

SUMMARY OF THE COMPANY’S AMENDED AND RESTATED 2007 INCENTIVE AWARD PLAN

Administration of the Plan

The Company’s Amended and Restated 2007 Incentive Award Plan (the “Plan”) will generally be administered by the Compensation Committee of the Company’s Board of Directors, currently comprised of three directors of the Company, none of whom are officers or employees of the Company and all of whom are “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) and “outside directors” (as required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The members of the Company’s Compensation Committee are appointed from time to time by, and serve at the pleasure of, its Board of Directors. Currently, the Company’s Compensation Committee consists of Brian H. Haimm, Matthew I. Hirsch, and Stephen B. Wolgin (chairman).

The Company’s full Board of Directors will administer the Plan with respect to awards granted under the Plan to Non-Employee Directors.

The Compensation Committee, or, in the case of an award granted to a Non-Employee Director, the Company’s full Board of Directors, has the sole discretion to administer and construe the Plan in accordance with its provisions (each, respectively, the “Administrator”). The Administrator’s authority includes the power to:

●	determine participants eligible for awards, participants who may receive awards, and the type and number of awards participants will receive;
●	prescribe the terms, conditions and forms of the awards, which need not be identical for each participant;
●	determine the time or times and conditions subject to which awards may be exercised or become vested, deliverable, exercisable, or as to which any restrictions may apply or lapse;
●	accelerate the time at which all or any part of an option will become vested or exercisable or accelerate the time at which the restrictions on any restricted stock award will lapse;
●	determine whether, to what extent, and under what circumstances, awards may be settled in, or the exercise price of an award may be paid in, cash, Common Shares, other awards or other property, or whether an award may be cancelled, forfeited or surrendered;
●	amend or modify the terms and conditions of an award (with the consent of the participant if the participant is materially and adversely affected by the amendment or modification), except that repricing of options or SARs is not permitted without shareholder approval;
●	interpret, construe and implement the Plan and awards;
●	adopt, interpret, amend or revoke rules, policies and other procedures for administration, interpretation and application of the Plan consistent with the terms of the Plan; and
●	make determinations that are necessary or advisable for the administration of the Plan and the awards granted thereunder.

The Plan will be interpreted, construed and administered in a manner consistent with the Company’s status as a REIT.

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Eligibility to Receive Awards

Non-employee directors, officers, other employees and consultants and advisors engaged to provide services to the Company or any of its subsidiaries (each, an “Eligible Individual”) will be eligible to receive one or more awards. Currently, there are approximately 23 individuals that the Company considers eligible to receive awards under to the Plan.

Share Reserve

If the Plan is approved, the maximum number of Common Shares that may be issued under the Plan is 3,100,000 (consisting of 1,500,000 Common Shares originally authorized for issuance under the Company’s 2007 Incentive Award Plan (sometimes referred to in this Proxy Statement as the “Original Plan”) and an additional 1,600,000 Common Shares that will be authorized for issuance if the Plan is approved), of which 1,335,122 shares have been issued or are the subject of outstanding options. There are currently options to purchase 735,000 Common Shares outstanding. Of the options currently outstanding, options to purchase 280,000 Common Shares are not currently exercisable and will become exercisable when they vest one year from the date of issuance, including options to purchase 215,000 Common Shares that will vest in December 2017 and options to purchase 65,000 Common Shares that will vest in January 2018. If the Plan is approved, 1,764,878 Common Shares will be available for future awards. This number includes 164,878 Common Shares originally authorized for issuance under the Original Plan that were not issued and are not the subject of an outstanding award granted under the Original Plan. If an award made under the Plan is forfeited, expires or is converted into shares of another entity in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or the award is settled in cash, the shares associated with the forfeited, expired, converted or settled award will become available for additional awards under the Plan.

Limitation on Awards

No participant may receive awards during any calendar year covering more than 200,000 Common Shares or more than $1,500,000. Regular annual awards granted to Non-Employee Directors as compensation for services as Non-Employee Directors during any fiscal year of the Company may not exceed $100,000, and the grant date value of any special or one-time award upon election or appointment to the Board of Directors may not exceed $200,000.

Terms of Awards

The Administrator will determine the types of awards to be granted to Eligible Individuals and the terms and conditions of awards, including: (i) the number of Common Shares underlying the awards; (ii) restrictions and vesting requirements, which may be tied to some period of time and/or satisfaction of other conditions such as performance goals; (iii) the exercise price for stock options and stock appreciation rights; and (iv) where applicable, the expiration date of stock options and stock appreciation rights.

Minimum Vesting Period

Awards granted pursuant to the Plan may not vest until the first anniversary of the date the award was granted, provided, however, that up to 5% of the Common Shares available under the Plan may be awarded to any one or more Eligible Individuals without the minimum vesting period.

No Repricing

The Administrator may not, without approval of the shareholders of the Company: (i) reduce the exercise price of any option or stock appreciation right (SAR); (ii) exchange any option or SAR for another award when the price of the underlying Common Shares exceed the fair market value of such shares; (iii) reduce the exercise price per share of the shares underlying outstanding options or SARs; or (iv) cancel outstanding options or SARs in exchange for cash or other awards with an exercise price per share that is less than the exercise price per share of the original option or SAR.

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Claw-back of Awards

All awards granted pursuant to the Plan will be subject to the provisions of any claw-back policy adopted by the Company, including any claw-back policy adopted to comply with applicable law, such as the Dodd-Frank Wall Street Report and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an award to the extent set forth in such claw-back policy.

Stock Options

Stock options, including incentive stock options (as defined under Section 422 of the Code), may be granted to Eligible Individuals on such terms and conditions as the Administrator may determine. The exercise price per common share underlying each option will be set by the Administrator, but generally may not be less than 100% of the fair market value of a common share on the date such option is granted or, for incentive stock options, on the date such option is modified, extended or renewed for purposes of Section 424(h) of the Code. The options may be exercised as determined by the Administrator, but the term of any option may not be more than ten years from the date the option was granted, and the term for any incentive stock option granted to a shareholder of the Company who owns more than 10% of the total combined voting power of the Company or any of its subsidiaries may not be more than five years from the date the incentive stock option was granted. The Administrator will establish the vesting period for exercising option awards, subject to the minimum vesting requirements described above. If the award is intended to qualify as performance-based compensation (as described in Section 162(m)(4)(C) of the Code), the participant must be employed by the Company or one of its subsidiaries through the performance period established by the Administrator, and will be eligible to receive payment pursuant to such award only if and to the extent the performance goals have been met. No fractional Common Shares will be issued upon exercise of any option. The Administrator may establish a minimum number of shares to have vested before an option can be partially exercised.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may be granted to Eligible Individuals on such terms and conditions as the Administrator may determine. The exercise price per common share underlying each SAR will be set by the Administrator but generally may not be less than 100% of the fair market value of a common share on the date such SAR is granted. The SAR may be exercised as determined by the Administrator, but in no event may the term of any SAR be more than ten years from the date such SAR was granted. The Administrator will establish the vesting period for exercising SAR awards, subject to the minimum vesting requirements described above. If the award is intended to qualify as performance-based compensation, the participant must be employed by the Company or one of its subsidiaries through the performance period established by the Administrator, and will be eligible to receive payment pursuant to such award only if and to the extent the performance goals have been met. No fractional Common Shares will be issued upon exercise of any SAR. The Administrator may establish a minimum number of shares required to have vested before a SAR can be partially exercised.

Restricted Stock

Awards of restricted Common Shares may be granted to Eligible Individuals on such terms and conditions as the Administrator may determine, including whether a purchase price will be established, the form of payment for the restricted stock and the restrictions and vesting requirements, subject to the minimum vesting requirements described above. If no price was paid for the restricted stock and the employment or engagement of the participant is terminated, or in the case of a Non-Employee Director, the Non-Employee Director ceases to be a director of the Company, any unvested restricted stock award will lapse and the underlying Common Shares will be surrendered to the Company and cancelled. If a price was paid for the restricted stock, the Company may repurchase the unvested restricted stock at a cash price per share equal to the price paid by the participant or such other amount as may be specified by the Administrator. A participant will have all the rights of a common shareholder upon issuance of the restricted stock, including the right to receive all dividends and other distributions made with respect to Common Shares, subject to any restrictions imposed by the Administrator.

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Restricted Stock Units

Restricted stock units representing the right to receive Common Shares may be granted to Eligible Individuals on such terms and conditions as the Administrator may determine, including the purchase price, which may not be less than the par value of the underlying Common Shares, and the time period for vesting, which may be tied to duration of service to the Company or any of its subsidiaries, a specific date, individual performance or other specific criteria and the minimum vesting requirements described above. The maturity date of any awards of restricted stock units may not be earlier than the vesting date of the award and, subject to Section 409A of the Code, may not be after the later of: (i) the 15th day of the third month after the end of the calendar year in which the restricted stock unit vests; or (ii) the 15th day of the third month after the end of the Company’s fiscal year in which the restricted stock unit vests. Upon maturity, the Company will transfer to the participant one unrestricted, fully transferable common share for each matured restricted stock unit. Generally, an award of restricted stock units will be only be payable to an Eligible Individual while such person is an employee or consultant to the Company or a member of the Board of Directors.

Dividend Equivalents

Dividend equivalents, entitling Eligible Individuals holding such equivalents to participate in dividends paid on Common Shares during the period in which such Eligible Individual held dividend equivalents, may be granted on such terms and conditions as the Administrator may determine. For a dividend equivalent tied to a performance-based award on which dividends are paid prior to the vesting of the dividend-equivalent, the Company will only pay out the divided equivalent to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Other Stock or Cash Based Awards

The Administrator is authorized to grant other stock or cash based awards to Eligible Individuals on such terms and conditions as the Administrator may determine.

Performance-Based Awards

Under the Plan, the Administrator may grant equity and cash awards that will qualify as “performance-based compensation” (as defined in Section 162(m) of the Code) to “covered employees” (as defined in Section 162(m) of the Code) based on satisfaction of pre-existing performance goals established in accordance with Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes (see the additional discussion of deductibility requirements under “Federal Income Tax Consequences” below). Generally, for an award to qualify as performance-based compensation, the award must be issued to an employee of the Company or any of its subsidiaries who remains an employee through the entire performance period. Payment pursuant to a performance-based award will only be paid to the extent the performance goals for the established period are achieved.

The performance criteria used to establish the pre-existing performance goals are:

●	net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense);
●	funds from operations or adjusted funds from operations;
●	funds from operations or adjusted funds from operations per share;
●	net cash provided by operating activities;
●	gross or net revenue or revenue growth;
●	net income (either before or after taxes);
●	adjusted net income;

●	operating earnings or profit (either before or after taxes);
●	cash flow (including, but not limited to, operating cash flow and free cash flow);

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●	return on assets;
●	return on capital (or invested capital) and cost of capital;
●	return on shareholders’ equity;
●	total shareholder return;
●	gross or net profit or operating margin;
●	costs, reductions in costs and cost control measures;
●	expenses;
●	working capital;
●	earnings or loss per share;
●	adjusted earnings or loss per share;
●	price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends);
●	leasing activity;
●	implementation or completion of critical projects;
●	market share;
●	equity market capitalization; and
●	economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Administrator may provide that one or more objectively determinable adjustments will be made to one or more performance goals, which include, but are not limited to:

●	items related to a change in accounting principles;
●	items relating to financing activities;
●	expenses for restructuring or productivity initiatives;
●	other non-operating items;
●	items related to acquisitions;
●	items attributable to the business operations of any entity acquired by the Company during the established period for which the performance goals have been established;
●	items related to the sale or disposition of a business or segment of a business;
●	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;
●	items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period;
●	any other items of significant income or expense which are determined to be appropriate adjustments;
●	items relating to unusual or extraordinary corporate transactions, events or developments,
●	items related to amortization of acquired intangible assets;
●	items that are outside the scope of the Company’s core, on-going business activities;
●	items related to acquired in-process research and development;
●	items relating to changes in tax laws;
●	items relating to major licensing or partnership arrangements;
●	items relating to asset impairment charges;
●	items relating to gains or losses for litigation, arbitration and contractual settlements;
●	items attributable to expenses incurred in connection with a reduction in force or early retirement initiative;
●	items relating to foreign exchange or currency transactions and/or fluctuations; or
●	items relating to any other unusual or nonrepeating events or changes in applicable laws, accounting standards or business conditions.

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Determinations with respect to awards intended to qualify as performance-based compensation must be made in compliance with Section 162(m), but the Administrator may alter the intent of any award.

Restrictions on Transferability

Awards under the Plan generally cannot be sold, pledged, assigned or transferred in any manner other than (i) by will or the laws of descent and distribution or (ii) with the consent of the Administrator, pursuant to a “domestic relations order” (as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), unless or until an award has been exercised or the underlying Common Shares have been issued. All issued Common Shares are subject to restrictions on transferability and ownership intended to assist the Company in preserving its status as a REIT, including a requirement that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8% in value or number of shares (whichever is more restrictive), of the Company’s outstanding stock (other than excess stock), subject to certain exceptions. During the lifetime of an Eligible Individual who has been granted an award, only that Eligible Individual may exercise any exercisable portion of such award unless the award has been disposed of by a domestic relations order.

Change in Control

The Plan does not provide for the automatic vesting of awards upon a change in control of the Company. If the Board of Directors determines that a change in control has occurred, the Board of Directors and the board of directors or other managing body of the surviving or acquiring entity may make appropriate provisions for the continuation or assumption of outstanding awards granted pursuant to the Plan, or may provide for the acceleration of vesting with respect to existing awards.

Adjustments and Substitute Awards

In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of the assets of the Company to its shareholders or certain other changes affecting the shares or the share price of the Company’s stock, the award may be equitably adjusted with respect to: (i) the aggregate number and kind of shares that may be issued pursuant to the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the terms and conditions of any outstanding awards; and (iv) the grant or exercise price per share for any outstanding awards.

Upon the occurrence of an equity transaction that affects the number or kind of shares or the price of Common Shares or other securities and causes a change in the per-share value of the Common Shares underlying any awards, the number and type of securities subject to such awards and the exercise price or grant price thereof may be equitably adjusted. The Administrator will have discretion to make any other equitable adjustments it deems appropriate to reflect such an event.

Corporate Transactions

In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of the assets of the Company to its shareholders or any other change affecting the shares or the share price of the Company’s stock or any unusual or nonrepeating transactions or events affecting the Company or any of its subsidiaries, or the financial statements of the Company or any of its subsidiaries, or of changes in applicable law or accounting standards, the Administrator may, as appropriate to prevent dilution or enlargement of the benefits intended to be made available under the Plan or with respect to any award granted pursuant to the Plan, to facilitate such a transaction or event or to give effect to such changes in applicable law or accounting standards: (i) terminate any award in exchange for an amount of cash and/or other property equal in value to the amount the participant otherwise have realized under such award; (ii) provide for the assumption of any award by any successor or surviving entity or the substitution of such award for similar options, rights or awards covering the stock of any successor or surviving entity;

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(iii) adjust the number and type of shares subject to outstanding awards and/or the terms and conditions of, and criteria included in outstanding and future awards; (iv) provide that any award is exercisable or payable or fully vested with respect to all underlying shares of stock of the Company; (v) replace any award with other rights or property; and/or (vi) provide that any award cannot vest, be exercised or become payable after such an event.

While any of the corporate transactions described above are pending, the Administrator may refuse to permit the exercise of any award for 30 days before the consummation of such transaction.

Amendment and Termination

Generally, the Board of Directors may amend or terminate the Plan. Material amendments of the Plan will be subject to approval by the shareholders of the Company. Any amendment or termination of the Plan may not materially and adversely affect any rights or obligations under any awards already made, unless the award itself expressly states otherwise.

Subject to applicable law, the Administrator may amend, modify or terminate any outstanding award issued pursuant to the Plan, including substituting the award for a different award, changing the exercise date, or converting an incentive stock option to a non-qualified stock option. Any such amendment will require the consent of the participant if it would materially and adversely affect such participant and is not otherwise contemplated by the Plan.

Federal Income Tax Consequences

With respect to nonqualified stock options, the Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Common Shares received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the Original Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

Certain Awards under the Original Plan, depending in part on particular Award terms and conditions, may be considered non-qualified deferred compensation subject to the requirements of Internal Revenue Code Section 409A. If the terms of such Awards do not meet the requirements of Section 409A, then the violation may result in an additional 20% tax obligation, plus penalties and interest for such participant.

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As of March 1, 2017, the closing market price of a share of Common Shares authorized for issuance under the Original Plan was $14.73 and the approximate number of employees and non-employee directors eligible to participate in the Original Plan was 23.

New Plan Benefits

The future benefits or amounts that would be received pursuant to the Plan are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to the Company’s executive officers and other employees for the last completed fiscal year if the Plan had been in effect cannot be determined. The Company expects that future awards granted pursuant to the Plan will be granted in a manner substantially consistent with the historical grant of awards pursuant to the Original Plan. All awards granted in the last completed fiscal year pursuant to the Original Plan to Named Executive Officers are disclosed in the Summary Compensation Table. For information regarding the size and structure of these awards in the past, please see the disclosures in this Proxy Statement under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

Vote Required:

The affirmative vote of a majority of the votes cast on the proposal is required for approval of the Company’s Amended and Restated 2007 Incentive Award Plan.

Board Recommendation:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2007 INCENTIVE AWARD PLAN

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PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our Named Executive Officers in fiscal 2016 as described in the “Compensation Discussion and Analysis” set forth in this proxy statement, including the compensation tables and the narrative disclosures that accompany those tables.

Our executive compensation program is designed to attract and retain talented individuals who possess the skills and expertise necessary to lead the Company. The Company’s current equity compensation plan, or Original Plan, has been the primary vehicle for providing long-term incentive compensation to our Named Executive Officers. Executive compensation has been voted upon previously and approved by our shareholders.

Pay for Performance: Total Shareholder Return

Since 1968, Monmouth has delivered consistent and reliable returns for its shareholders. Over the last 10 years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of over three times. Our total shareholder return (“TSR”) over the last 10 fiscal years was 255.6%. TSR includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of total shareholder return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. We are proud to report that we have maintained or increased our dividend for 25 consecutive years. We are one of the few REITs that maintained its dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

Peer Group

In order to help our shareholders fairly evaluate the Company’s executive compensation in light of our relative economic performance, our management has identified a group of REITs with similar equity market capitalization, ranging between $750 million and $2.5 billion, and/or REITs that operate within the industrial REIT sector and with whom we compete for executive employees. These REITs (the “Comparable REITs”) are:

●	Agree Realty Corporation
●	EastGroup Properties, Inc.
●	Getty Realty Corporation
●	Rexford Industrial Realty, Inc.
●	Stag Industrial, Inc.
●	Terreno Realty Corporation
●	Urstadt Biddle Properties, Inc.

Information about the Comparable REITs is presented here solely to assist the shareholders in evaluating the Company’s performance and compensation programs in connection with the say-on-pay vote, and the Comparable REITs were not identified or used by our Compensation Committee in setting or evaluating the compensation of our named executive officers.

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The following table demonstrates the Company’s strong outperformance over 1, 3, 5 and 10 year periods compared to the Comparable REITs and the MSCI US REIT Index Total Return Performance is calculated based on the Company’s 2016 fiscal year ending September 30.

	Total Return Performance
	1 Year	3 Year	5 Year	10 Year
MNR	54.78%	87.33%	141.48%	255.61%
Comparable REITS	49.18%	54.08%	152.88%	128.20%
RMS	19.83%	48.58%	108.10%	82.79%

Getting More for Less

While Monmouth has outperformed its peers and delivered substantial results for its shareholders, its Chief Executive Officer’s total compensation for 2016 was less than 50% of the average total compensation of chief executive officers of the Comparable REITs.

2016 Monmouth CEO Total Compensation vs. Average CEO Total Compensation of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs. For Comparable REITs that employed two chief executive officers, the Company used the compensation data of only one chief executive officer for the applicable Comparable REIT(s).

Total executive compensation of the Company also fell in the lowest range (25th percentile) within the REIT industry based upon the 2016 Compensation Survey published by NAREIT.

As set forth in more detail under the headings Financial Highlights and Compensation Discussion and Analysis in this Proxy Statement, Monmouth delivered another year of strong financial results in fiscal 2016, including 53% growth in total market capitalization, 23% increase in adjusted funds from operations per diluted share and a dividend increase of 6.7%. See Financial Information for a discussion of our non-GAAP performance measures. Our best-in-class industrial property portfolio performed exceptionally well, achieving a 100% tenant retention rate, and also achieving a 100% occupancy rate subsequent to 2016 fiscal yearend. Monmouth has maintained or increased its dividend for 25 consecutive years and was one of the only REITs that maintained its dividend throughout the Great Recession. We believe our Named Executive Officers, as well as the entire employee base, played an integral role in delivering these Company achievements.

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The Compensation Committee regularly reviews all elements of the compensation paid to our Named Executive Officers. The Committee believes that the Company’s present compensation programs, as presented in the Compensation Discussion and Analysis section and the accompanying tables in this Proxy Statement, promote in the best manner possible our business objectives while aligning the interests of the Named Executive Officers with those of our shareholders to ensure positive financial results. Accordingly, the Board requests your vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Proxy Statement.

Vote Required:

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting will be required to approve the advisory resolution on executive compensation. The results of this advisory vote are not binding on the Compensation Committee, the Company or our Board of Directors. Nevertheless, the Board of Directors values input from our shareholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

Board Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND DISCLOSURES IN THIS PROXY STATEMENT.

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PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are also providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, on the frequency of future advisory votes on the compensation of our Named Executive Officers, such as Proposal 4 included in this Proxy Statement. By voting on this Proposal 5, shareholders may recommend whether future advisory votes on executive compensation should be conducted every “one year,” “two years” or “three years.”

After consideration of this Proposal, the Board of Directors recommends that a vote on the compensation of our Named Executive Officers take place on an annual basis, or every year.

Vote Required:

The selection of “one year”, “two years” or “three years” that receives the greatest number of votes cast on this proposal at the Annual Meeting will indicate the shareholders’ preference for the frequency of future votes on the compensation of our Named Executive Officers and the Board of Directors encourages this input from the shareholders. However, since this vote is not binding on the Board of Directors, the Compensation Committee or the Company, the Board of Directors may decide that it is in the best interest of the Company and the shareholders to hold future advisory votes on the compensation of our Named Executive Officers more or less frequently than as indicated by the shareholder vote on this Proposal 5.

Board Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has been appointed to implement the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Committee has the overall responsibility for approving and evaluating the executive compensation plan, policies and programs of the Company. The Committee’s primary objectives include serving as an independent and objective party to review such compensation plan, policies and programs. The Compensation Committee has not retained or obtained the advice of a compensation committee consultant for determining or recommending the amount of executive or director compensation.

Throughout this Proxy Statement, the individuals who served as the Company’s Chairman of the Board and the President and Chief Executive Officer and other Officers during fiscal 2016 included in the Summary Compensation Table presented below in this Proxy Statement, are sometimes referred to in this Proxy Statement as the Named Executive Officers.

Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the goals of the President and Chief Executive Officer with the goals of the shareholders, and that a significant part of the executives’ compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executives’ individual performance in an effort to encourage increased individual contributions to the Company’s performance. The compensation philosophy, as reflected in the Company’s employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

●	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;
●	rewarding executives for individual accomplishments and achievements;
●	linking a portion of each executive’s compensation to the achievement of the Company’s business plan by using measurements of the Company’s operating results and shareholder return; and
●	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The salaries and bonuses in the Company’s recently executed executive employment agreements are consistent with the Committee’s philosophy and objectives.

The Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Committee reviews and approves the employment contracts for the Chairman of the Board and the President and Chief Executive Officer, and other named executive officers, including performance goals and objectives. The Committee annually evaluates performance of the executive officers in light of those goals and objectives. The Committee considers the Company’s performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to the named executive officers in prior years. The Company uses the annual Compensation Survey published by NAREIT (the “Survey”) as a guide to setting compensation levels. Participant company data is not presented in a manner that specifically identifies any named individual or company. This Survey details compensation by position type and company size with statistical salary and bonus information for each position. The sub-sets presented in the Survey used by the Committee for comparison are the industrial property sector, entities with less than $1.5 billion in equity market capitalization and entities with less than 75 full-time employees. The Compensation Committee compares the Company’s salary and bonus amounts to the ranges presented for reasonableness. The Committee believes executive compensation packages provided by the Company to its

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executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals. As a result, an important portion of the Company’s compensation program is comprised of discretionary bonuses and equity awards as determined by the Committee in recognition of individual accomplishments and achievements.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company’s named executive officers. The Chairman of the Board and the President and Chief Executive Officer review the performance of the other named executive officers and then present their conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option or restricted stock awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote the Company’s goal of retaining key employees, and align the key employees’ interests with those of the Company’s shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including but not limited to the employees’ contribution, title, responsibilities, and years of service.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company’s currently employed named executive officers is a party to an employment agreement. These agreements provide for base salaries, bonuses and customary fringe benefits. The key elements of the Company’s compensation program for the named executive officers are base salary, bonuses, stock options and other benefits, including those provided for under the employment agreements and additional discretionary bonuses awarded by the Committee in recognition of individual accomplishments and achievements. Each of these is addressed separately below. In determining initial compensation, the Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Shareholder Advisory Vote

One way to determine if the Company’s compensation program reflects the interests of shareholders is through their non-binding vote. At the Annual Meeting of Shareholders held on May 13, 2014, the Company’s shareholders approved by their advisory vote the compensation of the named executive officers.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company’s long-term success, the Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers’ performance and tenure, and the Company’s performance relative to the performance reported for companies in the industrial property sector, entities with less than $1.5 billion in equity market capitalization and entities with less than 75 full-time employees within the REIT industry in the Survey described above.

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Bonuses

In addition to the provisions for base salaries under the terms of their employment agreements and discretionary cash bonuses awarded by the Committee in recognition of individual accomplishments and achievements, the Chairman of the Board, and the President and Chief Executive Officer, are entitled to receive annual cash bonuses for each year during the terms of each respective agreement provided certain performance goals set by the Committee as described below are achieved.

For the Chairman of the Board:

Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000
Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000
Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000
Maximum Bonus Potential	$300,000

For the President and Chief Executive Officer (effective through September 30, 2016):

Growth in market cap	10%	15%	20%
Bonus	$20,000	$40,000	$60,000
Growth in AFFO/share	15%	20%	25%
Bonus (1)	$20,000	$45,000	$90,000
Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000
Maximum Bonus Potential	$270,000

(1) Provided that FFO is in excess of the dividend

For the President and Chief Executive Officer (effective October 1, 2016):

Growth in market cap		10%	15%	20%
Bonus		$40,000	$60,000	$80,000
Growth in AFFO/share	5%	10%	15%	20%
Bonus (2)	$50,000	$75,000	$100,000	$150,000
Growth in dividend/share	5%	10%	15%
Bonus	$150,000	$200,000	$250,000
Maximum Bonus Potential	$480,000

(2) Provided that FFO is equal or in excess of the dividend

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Based on meeting the performance targets set forth above, a $210,000 cash bonus for the Chairman of the Board was accrued as of September 30, 2016, which was paid in October 2016 and based on meeting the performance targets set forth above, a $135,000 cash bonus was accrued for the President and Chief Executive Officer as of September 30, 2016, which was paid in October 2016.

In addition to its determination of the executives’ individual performance levels for 2016, the Committee compared the executives’ total compensation for 2016 to that of similarly-situated personnel of other comparably sized REIT’s. Furthermore, the Committee compared the executives’ total compensation for 2016 to that within the REIT industry in the Survey described above. For fiscal 2016, the Company’s total compensation fell in the lowest range (25th percentile) within the REIT industry in the Survey described above.

The Committee considers and approves discretionary cash bonuses to be awarded to the Chairman of the Board and the President and Chief Executive Officer. Discretionary cash bonuses awarded to the other named executive officers are recommended by the Chairman of the Board and the President and Chief Executive Officer and are approved by the Committee. The Committee believes that short-term rewards in the form of discretionary cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual. In evaluating the performance of the Company annually, the Committee considers a variety of factors, including, among others, Funds From Operations (FFO), Adjusted Funds From Operations (AFFO), net income, growth in asset size, amount of space under lease and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus real estate related depreciation and amortization. The Company defines AFFO as FFO plus acquisition costs and costs associated with the Redemption of Preferred Stock less recurring capital expenditures and excluding the following: lease termination income, gains or losses on securities transactions, stock compensation expense, amortization of financing and leasing costs, depreciation of corporate office tenant improvements, straight-line rent adjustments and non-recurring other expense. The Company considers FFO and AFFO to be meaningful additional measures of operating performance, primarily because they exclude the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

Other factors considered include the employee’s title and years of service. The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of discretionary cash bonus in comparison to base salary. The Committee has declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the senior executives.

In fiscal 2016, the Committee considered the performance of the Chairman of the Board and the President and Chief Executive Officer and received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the discretionary cash bonuses to be awarded to the other named executive officers. The factors that were considered in awarding the discretionary cash bonuses included the progress in the following areas that was made by the Company due to the efforts of management:

●	On October 1, 2015, the Company’s Board of Directors approved a 6.7% increase in the Company’s quarterly common stock dividend, raising it to $0.16 per share from $0.15 per share, representing an annualized dividend rate of $0.64 per share resulting in the Company being able to maintain or increase its cash dividend for twenty-five consecutive years;

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●	Growth in total market capitalization, achieving $1.8 billion in total market capitalization at September 30, 2016, resulting in year over year growth of 53% in fiscal 2016;

●	Total shareholder return, achieving a 55% total shareholder return for fiscal 2016;

●	Growth in gross leasable area, achieving 15% year over year growth in fiscal 2016 with over 16.0 million total rentable square feet in fiscal 2016;

●	Growth in AFFO per diluted share*, which achieved 23% year-over-year growth in fiscal 2016 and has been over 10% for three consecutive years;

Location and acquisition of new, Class A industrial properties consistent with the Company’s investment strategy without placing undue burden on liquidity; eight were acquired in fiscal 2016;

●	Completion of property expansions; during the fiscal years ended September 30, 2014, 2015 and 2016, fifteen property expansions were completed, totaling $52.5 million, generating over $5.2 million in additional rental revenue, and, on October 1, 2016, one additional property expansion was completed for $5.0 million, which will generate additional rental revenue of approximately $500,000;

●	Entering into commitments to acquire industrial properties in future years; nine were entered into for acquisitions in fiscal 2017 and fiscal 2018 of which two were acquired subsequent to the fiscal year end;

●	On September 13, 2016, closing of a new Series C Perpetual Preferred offering at 6.125%, raising $135 million in gross proceeds;

●	Fundraising through the DRIP, which totaled approximately $72.2 million during fiscal 2016;

●	Retention of tenants; all three leases that were scheduled to expire in fiscal 2016 were renewed, resulting in a 100% tenant retention rate and on terms resulting in an increase in the weighted average lease rate of 5.3% on a U.S. GAAP basis;

●	Maintaining occupancy rate; 99.6% occupancy as of September 30, 2016, increasing to 100% currently;

●	Increasing and extending the unsecured revolving credit facility from $130 million to $200 million with a $100 million accordion feature, bringing the total potential availability to $300 million; and

●	Managing general and administrative costs to an appropriate level.

* This is a non-GAAP performance measure. See Financial Information for a discussion of our non-GAAP performance measures.

After considering the performance of the Chairman of the Board and the President and Chief Executive Officer and the recommendations of the Chairman of the Board and the President and Chief Executive Officer as to the other named executive officers, the Committee allocated the individual discretionary cash bonus to the named executive officers based on the named executive officers’ individual contributions to these accomplishments. Other factors considered in this allocation included the named executive officers’ responsibilities and years of service. During fiscal 2016, the Chairman of the Board received a discretionary cash bonus of $65,769. During fiscal 2016, the President and Chief Executive Officer received discretionary cash bonuses of $501,202 which includes a $400,000 cash signing bonus in accordance with his amended and restated Employment Agreement entered into on January 11, 2016.

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Stock Options and Restricted Stock

The employment agreement for the Chairman of the Board states that he will receive stock options to purchase 65,000 shares annually. The employment agreement for the President and Chief Executive Officer states that he will be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. In addition, the Compensation Committee has the discretion to make additional awards of stock options and restricted stock for outstanding performance. In recognition of Mr. Eugene Landy’s extraordinary contributions to the Company over the last five decades and, in particular, over the last year, on September 14, 2016, the Compensation Committee approved and granted a discretionary award of 40,000 shares of restricted common stock. The stock, which will vest in equal annual instalments over the next five years, has a grant date fair value of $13.64 per share, for a total grant date fair value of $545,600. When awarding these shares of restricted stock, the Compensation Committee took into account Mr. Eugene Landy’s recent contributions towards the progress that the Company made considered by the Committee in awarding discretionary cash bonuses, as further detailed above, under the heading “Bonuses”.

For the other senior executives, the Chairman of the Board and the President and Chief Executive Officer make a recommendation to the Committee of specific stock option or restricted stock grants. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs, while continuing to grow the enterprise. No equity awards were made to other named executive officers during fiscal 2016.

Other Personal Benefits

The Company’s employment agreements provide the named executive officers with other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of other personal benefits provided to the named executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, as well as spouse and dependents where applicable, in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; and supplemental disability insurance, at the Company’s cost, as agreed to by the Company and the named executive officer. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended September 30, 2016, are included in “All Other Compensation” of the Summary Compensation Table provided in this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events. The employment agreements also contain severance or continuation of salary payments upon any termination of the named executive officers’ employment, except in the case of Mr. Miller or Ms. Nagelberg, whose

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severance payments are for events other than for cause (as defined under the terms of the employment agreements). These change in control and severance terms have been deemed reasonable by the Compensation Committee. Information regarding these provisions is included in “Employment Agreements” provided in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is employed under an Amended Employment Agreement with the Company. In January 2016, based on the Committee’s evaluation of his performance, his base compensation under his amended contract was increased from $410,000 to $430,500 per year.

In evaluating Mr. Eugene Landy’s eligibility for an annual bonus, the Committee used the bonus schedule included in Mr. Eugene Landy’s Amended Employment Agreement as a guide.

In recognition of Mr. Eugene Landy’s extraordinary contributions to the Company over the last five decades and, in particular, over the last year, as well as his contributions toward the Company’s progress as further detailed above, under the heading “Bonuses”, on September 14, 2016, the Compensation Committee determined to grant to Mr. Landy 40,000 shares of restricted common stock. The restricted stock, which will vest in equal annual installments over the next five years, has a grant date fair value of $13.64 per share, for a total grant date fair value of $545,600. In evaluating Mr. Eugene Landy’s eligibility for an annual bonus, the Compensation Committee used the bonus schedule included in Mr. Eugene Landy’s employment agreement as a guide and, in addition, considered the factors as further detailed above, under the heading “Bonuses” in considering Mr. Eugene Landy’s eligibility for a discretionary cash bonus.

The Compensation Committee also reviewed the progress made by Mr. Michael P. Landy, President and Chief Executive Officer, as well as his contributions toward the progress that the Company has made that enabled the Company to reach the milestones, as further detailed above, under the heading “Bonuses”. Mr. Landy is employed under an employment agreement with the Company. His base compensation under this contract was $551,250 for fiscal 2016. Effective October 1, 2016, Mr. Landy’s annual base compensation was increased to $750,000 and will increase by 5% each year through fiscal 2021. The amended employment agreement has an initial term of five years, and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated, and contains provisions for continuation of salary payments through the expiration of the term of the agreement upon any termination of Mr. Landy’s employment. Upon execution of the amended employment agreement, Mr. Landy received a cash signing bonus of $400,000 in recognition of the substantial progress that the Company has made under his leadership. In considering the new employment agreement and signing bonus, the Compensation Committee took into account the transformative changes that Company has enjoyed over the past several years, which include the Company’s total market capitalization growing more than three-fold since fiscal 2010, and the company’s total assets nearly tripling as well since that time, while the Company’s general and administrative expenses only doubled over this period. In evaluating Mr. Landy’s eligibility for an annual bonus, the Compensation Committee used the bonus schedule included in Mr. Landy’s employment agreement as a guide and, in addition, considered the factors discussed above, under the heading “Bonuses” in considering Mr. Landy’s eligibility for a discretionary cash bonus.

The Committee has also approved the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other named executive officers’ annual salaries, bonuses, and fringe benefits.

Effective January 1, 2016, Mr. Miller’s annual base compensation was increased from $242,550 to $360,000 for the calendar year ended December 31, 2016, and will increase by 5% each calendar year through December 31, 2018. Mr. Miller’s employment agreement was also amended to provide that, upon a change of control of the Company, Mr. Miller may extend and renew the amended employment agreement for three years from the date of the change of control, or, alternatively, terminate the amended employment agreement and receive the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination. Mr. Miller was awarded his new amended employment agreement because of the many contributions he has made towards the Company’s progress, as further detailed above, under the heading “Bonuses”.

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Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Stephen B. Wolgin (Chairman)
Brian H. Haimm
Matthew I. Hirsch

Summary Compensation Table

The following Summary Compensation Table shows compensation paid or accrued by the Company for services rendered during the fiscal years ended September 30, 2016, 2015, and 2014 to the named executive officers. There were no other executive officers whose aggregate compensation allocated to the Company for fiscal 2016 exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Restricted Stock Awards (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Eugene W. Landy	2016	$425,375		$65,769	$545,600	$48,340	$210,000	$16,601	(1)	$49,500	(2)	$1,361,185
Chairman of the Board	2015	403,750		24,808	59,320	60,315	-0-	19,075	(1)	47,000	(2)	614,268
	2014	357,500		27,500	-0-	34,549	90,000	30,625	(1)	42,000	(2)	582,174

Michael P. Landy	2016	$551,250		$501,202	$-0-	$-0-	$135,000	$-0-		$63,100	(3)	$1,250,552
President and Chief	2015	525,000		100,192	158,920	-0-	-0-	-0-		60,400	(3)	844,512
Executive Officer	2014	500,000		82,500	-0-	-0-	60,000	-0-		55,200	(3)	697,700

Kevin S. Miller	2016	$330,637		$74,329	$-0-	$-0-	$-0-	$-0-		$10,600	(7)	$415,567
Chief Financial and	2015	239,663		73,885	99,600	-0-	-0-	-0-		10,400	(7)	423,548
Accounting Officer	2014	228,250		67,500	101,900	-0-	-0-	-0-		9,460	(7)	407,110

Allison Nagelberg	2016	$337,188		$62,500	$-0-	$-0-	$-0-	$-0-		$10,600	(7)	$410,288
General Counsel	2015	312,656		60,601	49,800	-0-	-0-	-0-		10,400	(7)	433,457
	2014	252,656	(6)	52,500	-0-	-0-	-0-	-0-		7,140	(7)	312,296

Notes:

(1)	Accrual for pension and other benefits of $16,601, $19,075 and $30,625 for fiscal 2016, 2015 and 2014, respectively, in accordance with Mr. Landy’s employment agreement.
(2)	Represents Director’s annual board cash retainer fee of $33,500, $31,000 and $26,000 for fiscal 2016, 2015 and 2014, respectively, and Director’s meeting fees of $16,000, $16,000 and $16,000 for fiscal 2016, 2015 and 2014, respectively.
(3)	Represents Director’s annual board cash retainer fee of $33,500, $31,000 and $26,000 for fiscal 2016, 2015 and 2014, respectively, and Director’s meeting fees of $16,000, $16,000 and $16,000 for fiscal 2016, 2015 and 2014, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.
(4)	The values were established based on the number of shares granted as follows, for fiscal 2016, 9/14/16-$13.64 (see table below for detail), for fiscal 2015, 7/5/15 - $9.96 and 9/17/15 – $9.52 and for fiscal 2014, 7/5/14 - $10.19.
(5)	The fair value of the stock option grant was based on the Black-Scholes valuation model. See Note 9 to the Consolidated Financial Statements for assumptions used in the model. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of a Common Share on the date of exercise.

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(6)	Allison Nagelberg, the Company’s General Counsel, was an employee of UMH through December 31, 2013. During the 1st quarter of fiscal 2014, approximately 70% of her salary compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH. Effective January 1, 2014, Ms. Nagelberg became an employee of the Company and her salary is no longer allocated between UMH and the Company.
(7)	Consists of fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

Equity Compensation Plan Information

On July 26, 2007, the 2007 Stock Option and Stock Award Plan (the Original Plan) was approved by the Company’s shareholders authorizing the grant to officers, directors and key employees, of options to purchase up to 1,500,000 Common Shares. On May 6, 2010, the Company’s shareholders approved an amendment and restatement of the Original Plan. The amendment and restatement made two significant changes: (1) the inclusion of directors as participants in the Original Plan and (2) the ability to grant restricted stock to Directors, officers and key employees. The amendment and restatement also made other conforming, technical and minor changes. The amendment also makes certain modifications and clarifications, including concerning administration and compliance with applicable tax rules, such as Section 162(m) of the Internal Revenue Code.

Options to purchase 65,000 shares were granted in fiscal 2016 and options to purchase 245,000 shares were exercised during fiscal 2016. In addition, during fiscal 2016, 40,000 shares of restricted common stock were granted at a grant date fair value of $13.64 per share. As of September 30, 2016, the number of shares remaining for future grant of stock options or restricted stock under the Original Plan is 444,878.

Options may be granted under the Original Plan any time as determined by the Compensation Committee up through March 26, 2017. No option granted under the Original Plan shall be available for exercise beyond ten years. All options are exercisable after one year from the date of grant. The option price under the Original Plan may not be below the fair market value at date of grant. Canceled or expired options are added back to the “pool” of shares available under the Original Plan.

Under the Original Plan, the Compensation Committee determines the recipients of restricted stock awards; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant is 100,000.

After September 30, 2016, the Company has granted additional options to purchase 215,000 Common Shares. No other awards of restricted stock were made and no options to purchase shares were exercised. As of March 14, 2017, 164,878 shares remained available for grant under the Original Plan, and the Original Plan expired on March 26, 2017.

Grants of Plan-Based Awards

All restricted stock awards granted during fiscal year 2016 vest 1/5th per year over a five year period and all dividends paid are reinvested in restricted stock. The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock and individual grants of stock options made under the Original Plan during the fiscal year ended September 30, 2016:

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Name	Grant Date	Number of Shares of Restricted Stock	Number of Shares Underlying Options	Exercise Price of Option Award or Fair Value Per Share at Grant Date of Restricted Stock Award	Grant Date Fair Value
Eugene W. Landy	01/05/16	-0-	65,000 (1)	$10.37	$48,100(2)
Eugene W. Landy	09/14/16	40,000	-0-	13.64	545,600

(1)	These options expire 8 years from grant date.
(2)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 20.20%; risk-free interest rate of 2.09%; dividend yield of 6.17%; expected life of options of 8 years; and -0- estimated forfeitures. The fair value per share granted was $0.74. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of a Common Share on the date of exercise.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis” and below under “Employment Agreements.”

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the fiscal year ended September 30, 2016:

Fiscal Year Ended September 30, 2016
	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Eugene W. Landy	130,000	$570,050	11,003	$153,058	(2)
Michael P. Landy	50,000	131,250	9,250	127,270	(3)
Kevin S. Miller	-0-	-0-	6,805	91,255	(4)
Allison Nagelberg	-0-	-0-	5,106	70,844	(5)

(1)	Value realized based on the difference between the closing price of the shares on the NYSE as of the date of exercise less the exercise price of the stock option.
(2)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 6,080 shares vested on 7/5/16 at $13.41 per share; 4,458 shares vested on 9/6/16 at $14.62 per share and 465 shares vested on 9/14/16 at $13.64 per share.
(3)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 6,208 shares vested on 7/5/16 at $13.41 per share; 2,577 shares vested on 9/6/16 at $14.62 per share and 465 shares vested on 9/14/16 at $13.64 per share.
(4)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 6,805 shares vested on 7/5/16 at $13.41 per share.
(5)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 3,147 shares vested on 7/5/16 at $13.41 per share and 1,959 shares vested on 9/6/16 at $14.62 per share.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2016:

Fiscal Year Ended September 30, 2016
	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested	Market Value Of Shares that Have Not Vested (2)
Eugene W. Landy (1)					49,989 (3)	$713,343
	-0-	65,000	$10.37	01/05/24
	65,000	-0-	11.16	01/05/23
	65,000	-0-	8.94	01/03/22
	65,000	-0-	10.46	01/03/21
	65,000	-0-	9.33	01/03/20
	65,000	-0-	8.72	01/03/19
	65,000	-0-	7.22	01/05/18
Michael P. Landy	-0-	-0-	$-0-	-	16,675 (4)	$237,952
Kevin S. Miller	-0-	-0-	$-0-	-	20,374 (5)	$290,737
Allison Nagelberg	-0-	-0-	$-0-	-	6,315 (6)	$90,115

(1)	These options will become exercisable on January 5, 2017.
(2)	Based on the closing price of a Common Share on September 30, 2016 of $14.27. Restricted stock awards vest over 5 years.
(3)	4,568 shares vest on September 6, 2017; 264 shares vest on September 14, 2017; 4,308 shares vest 1/4 on September 17th over the next 4 years; 849 shares vest 1/4 on September 14th over the next 4 years and 40,000 shares vest 1/5th on September 14th over the next 5 years.

(4)	2,641 shares vest on September 6, 2017; 264 shares vest September 14, 2017; 12,920 shares vest 1/4 on July 5th over the next 4 years; and 850 shares vest 1/4th on September 14th over the next 4 years.
(5)	4,899 shares vest 1/2 on July 5th over the next 2 years; 6,861 shares vest 1/3th on July 5th over the next 3 years and 8,614 shares vest 1/4th on July 5th over the next 4 years.
(6)	2,007 shares vest on September 6, 2017 and 4,308 shares vest 1/4th on July 5th over the next 4 years.

Employment Agreements

Eugene W. Landy, the Company’s Chairman of the Board, executed an Employment Agreement on December 9, 1994, which was amended on June 26, 1997 (the “First Amendment”), on November 5, 2003 (the “Second Amendment”), on April 1, 2008 (the “Third Amendment”), on July 1, 2010 (the “Fourth Amendment”), on April 25, 2013 (the “Fifth Amendment”), on December 20, 2013 (the “Sixth Amendment”), on December 18, 2014 (the “Seventh Amendment”) and on January 12, 2016 (the “Eighth Amendment”) – collectively, the “Amended Employment Agreement”. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy’s base salary was $410,000 per year, effective January 1, 2015, and was increased pursuant to the Eighth Amendment to $430,500 per year, effective January 1, 2016. He is entitled to receive pension payments of $50,000 per year through 2020; in fiscal 2015, the Company accrued $19,075 in additional compensation expense related to the pension benefits. Mr. Eugene Landy’s incentive bonus schedule is detailed in the Fourth Amendment and is based on progress toward achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy will receive each year an option to purchase 65,000 Common Shares. Mr. Eugene Landy is entitled to five weeks paid vacation annually, and he is entitled to participate in the Company’s employee benefit plans.

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The Amended Employment Agreement provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason in increments of $100,000 per year for five years. He is entitled to disability payments in the event of his disability (as defined in the Amended Employment Agreement) for a period of three years equal to his base salary. The Amended Employment Agreement provides for a death benefit of $500,000, payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment, following, or as a result of, certain types of transactions that lead to a significant increase in the Company’s market capitalization, the Amended Employment Agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 Common Shares, depending on the amount of the increase in the Company’s market capitalization, all of his outstanding options to purchase Common Shares will become immediately vested, and he will be entitled to continue to receive benefits under the Company’s health insurance and similar plans for one year. In the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per Common Share. A change of control is defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company. This change of control provision will not apply to any combination between the Company and UMH. Payment will be made simultaneously with the closing of the transaction, and only in the event that the transaction closes. The Amended Employment Agreement is terminable by the Company’s Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the Amended Employment Agreement as a termination of the agreement if the Company’s Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to the Company (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise. Upon termination of the Amended Employment Agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the Amended Employment Agreement.

Effective April 9, 2013, Michael P. Landy was appointed President and Chief Executive Officer. Prior to April 9, 2013, Mr. Landy was the Chief Operating Officer. Effective October 1, 2013, the Company and Michael P. Landy entered into a three-year employment agreement, under which Mr. Landy received an annual base salary of $500,000 for fiscal year 2014 with increases of 5% for each of fiscal years 2015 and 2016, plus bonuses and customary fringe benefits. Mr. Landy’s incentive bonus schedule is based on progress toward achieving certain target levels of growth in market capitalization, adjusted funds from operations and dividends per share. Mr. Landy also receives four weeks’ vacation, annually. The Company reimburses Mr. Landy for the cost of a disability insurance policy such that, in the event of Mr. Landy’s disability for a period of more than 90 days, Mr. Landy will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Landy may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by the Company or by Mr. Landy for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Landy shall be entitled to the greater of the base salary due under the remaining term of the agreement or two years’ compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

On January 11, 2016, the Company entered into an amended and restated Employment Agreement (“Employment Agreement”) with Michael P. Landy, which became effective October 1, 2016. Upon signing the Employment Agreement, Mr. Landy received a signing bonus of $400,000 in recognition of the substantial progress that the Company has made under his leadership. Effective October 1, 2016, Mr. Landy receives an annual base salary of $750,000 for fiscal year 2017 with increases of 5% for each of fiscal years 2018, 2019, 2020 and 2021, plus targeted bonuses and customary fringe benefits. The Employment Agreement has an initial term of five years, and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated. For fiscal years after 2021, Mr. Landy’s base salary shall be set by the Compensation Committee of the Company’s Board of Directors but will be no less than his base salary for the preceding year. Mr. Landy will receive annual cash bonuses based on the Company’s achievement of certain performance objectives as determined by the Compensation Committee: a) Growth in Market Cap of 10%, 15% or 20%, Mr. Landy will receive $40,000, $60,000 or $80,000, respectively; b) Growth in AFFO per share of 5%, 10%, 15%, or 20%, Mr. Landy will receive $50,000, $75,000, $100,000 or $150,000, respectively; and c) Growth in

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Dividend per Share of 5%, 10% or 15%, Mr. Landy will receive $150,000, $200,000 or $250,000, respectively. Mr. Landy will also be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. Mr. Landy also receives four weeks’ vacation annually and he is entitled to customary fringe benefits including life insurance, health benefits and the right to participate in the Company’s 401(k) retirement plan. The Company reimburses Mr. Landy for the cost of a disability insurance policy such that, in the event of Mr. Landy’s disability for a period of more than 90 days, Mr. Landy will receive benefits up to 60% of his then-current salary. Under the Employment Agreement, if Mr. Landy’s employment is terminated for any reason, either voluntarily or involuntarily, including the death of Mr. Landy or termination for cause, Mr. Landy shall be entitled to the base salary plus base target bonuses due under the Employment Agreement for the remaining term of the Employment Agreement (as it has been renewed). The Employment Agreement also provides that, upon a change of control of the Company (as defined below), the Employment Agreement will automatically renew for five years from the date of the change in control and Mr. Landy shall have the right to terminate the Employment Agreement and continue to receive the base salary plus base target bonuses and restricted stock awards he would have been entitled to receive during the remaining term of the Employment Agreement. In addition, provided that Mr. Landy is actively employed by the Company as of the consummation of a change of control, Mr. Landy shall be entitled to a transaction bonus consistent with the terms of any applicable transaction bonus plan that the Company may adopt. The term “Change of Control” under Mr. Landy’s amended employment agreement means (i) a sale of substantially all of the Company’s assets, not in the ordinary course, to an unaffiliated third party, (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party, of outstanding shares of the Company’s capital stock representing a majority of the then outstanding voting stock, (iii) a majority of the Company’s Directors ceasing to be individuals who either were members of the Board immediately following the Company’s 2014 Annual Meeting of Shareholders, or whose election as a director was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation having the same effect as item (i), (ii) or (iii) above or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

Effective January 1, 2013, the Company and Kevin S. Miller, Chief Financial and Accounting Officer, entered into a three-year employment agreement, under which Mr. Miller received an annual base salary of $220,000 for calendar year 2013 with increases of 5% for each of calendar years 2014 and 2015, plus bonuses and customary fringe benefits. Mr. Miller also received four weeks’ vacation, annually. The Company reimbursed Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Miller would have had the right to extend and renew this employment agreement so that the expiration date would have been three years from the date of merger, sale or change of voting control, or Mr. Miller could terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there were a termination of employment by the Company or by Mr. Miller for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller was entitled to one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2016, the Company and Kevin S. Miller, entered into a new three-year employment agreement, under which Mr. Miller will receive an annual base salary of $360,000 for calendar year 2016 with increases of 5% for each of calendar years 2017 and 2018, plus bonuses and customary fringe benefits. Mr. Miller also receives four weeks’ vacation, annually. The Company reimburses Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Miller will have the right to extend and renew the employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement. If there is a termination of employment by the Company or by Mr. Miller for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement.

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Effective January 1, 2014, the Company and Allison Nagelberg, General Counsel, entered into a three-year employment agreement, under which Ms. Nagelberg received an annual base salary of $275,625 for calendar year 2014, $325,000 for calendar year 2015, and $341,250 for calendar year 2016, plus bonuses and customary fringe benefits. Effective January 1, 2017, the Company and Ms. Nagelberg entered into a new three-year employment agreement, under which Ms. Nagelberg receives an annual base salary of $358,313 for calendar year 2017, $376,228 for calendar year 2018, and $395,040 for calendar year 2019, plus bonuses and customary fringe benefits. Under both the former January 1, 2014 employment agreement and under the new January 1, 2017 employment agreement, Ms. Nagelberg receives the following benefits: Ms. Nagelberg receives four weeks’ vacation, annually. The Company reimburses Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg will receive benefits up to 60% of her then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Ms. Nagelberg will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by the Company or Ms. Nagelberg for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Potential Payments upon Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and the other named executive officers listed below, our President and Chief Executive Officer and such other named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2016. Each of the employees named in the table below have restricted stock awards and/or stock option awards which are listed in the “Outstanding Equity Awards at Fiscal Year End” table previously disclosed. Restricted Stock Awards vest upon the termination of an employee due to death or disability. In addition, restricted stock awards vest on the date of an involuntary termination of employment with the Company if the employee retires. If the termination of employment is for any other reason, including voluntary resignation, termination not for cause or good reason resignation, termination for cause, or termination not for cause or good reason (after a change in control), the restricted stock awards are forfeited. Regarding the stock option awards, if the termination is for any reason other than a termination for cause, the stock option awards may be exercised until three months after the termination of employment. If the termination is for cause, the stock option awards are forfeited.

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	Voluntary Resignation on 9/30/16	Termination Not for Cause Or Good Reason Resignation on 9/30/16	Termination For Cause on 9/30/16	Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) on 9/30/16	Disability/ Death on 9/30/16
Eugene W. Landy	$527,958 (3)	$527,958 (3)	$508,279 (2)	$3,027,959 (4)	$1,819,459 (5)
Michael P. Landy	4,144,217 (6)	4,144,217 (6)	4,144,217 (6)	4,144,217 (6)	4,144,217 (6)
Kevin S. Miller	864,900 (7)	864,900 (7)	6,923 (1)	864,900 (7)	864,900 (7)
Allison Nagelberg	341,250 (8)	341,250 (8)	6,563 (1)	341,250 (8)	341,250 (8)

(1)	Consists of accrued vacation time, which would be payable in a lump sum payment.
(2)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years, and $8,279 of accrued vacation, which would be payable in a lump sum payment.
(3)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years, plus the $19,680 estimated cost of continuation of benefits for one year following termination and $8,279 of accrued vacation, which would be payable in a lump sum payment.
(4)	Mr. Eugene W. Landy shall receive a lump-sum payment of $2,500,000 in the event of a change in control, provided that the sale price of the Company is at least $10 per Common Share. In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, which would be payable $100,000 per year for 5 years, continuation of benefits for one year following termination and accrued vacation.
(5)	In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable in a lump sum to Mr. Eugene W. Landy’s beneficiary.
(6)	Payments are calculated based on Mr. Michael P. Landy’s amended and restated employment agreement, which became effective October 1, 2016, which is the base salary due under the remaining term of the agreement.
(7)	Payments are calculated based on Mr. Kevin S. Miller’s employment agreement, which is the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination.
(8)	Payments are calculated based on Ms. Allison Nagelberg’s employment agreement (that was in effect as of September 30, 2016, which is her employment agreement effective January 1, 2014) which is the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination.

The Company retains the discretion to compensate any officer upon any future termination of employment or a change-in-control. The Compensation Committee has assessed our compensation program for the purpose of viewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Director Compensation

Effective September 1, 2013, Directors received a fee of $4,000 for each Board meeting attended, $500 for each Board telephone meeting attended, and an additional fixed annual fee of $26,000 payable quarterly. Directors appointed to board committees receive $1,200 for each committee meeting attended. Effective January 1, 2015, the Directors’ annual fee increased from $26,000 to $31,000. Effective September 12, 2016, the Directors’ annual fee increased from $31,000 to $41,000. All other fees remained the same.

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The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2016:

Director	Annual Board Cash Retainer	Meeting Fees	Committee Fees	Total Fees Earned or Paid in Cash
Anna T. Chew	$33,500	$16,000	$-0-	$49,500
Daniel D. Cronheim	33,500	16,000	-0-	49,500
Catherine B. Elflein (3)	33,500	16,000	4,800	54,300
Brian H. Haimm (2)(3)(4)	33,500	16,000	6,500	56,000
Neal Herstik (5)	33,500	16,000	-0-	49,500
Matthew I. Hirsch (2)(3)(4)(5)	33,500	16,000	6,000	55,500
Charles Kaempffer (1)	15,500	8,000	2,400	25,900
Samuel A. Landy	33,500	16,000	-0-	49,500
Scott L. Robinson (3)	33,500	16,000	4,800	54,300
Eugene Rothenberg (1)	15,500	8,000	-0-	23,500
Stephen B. Wolgin (2)(3)(4)(5)(6)	33,500	16,000	6,000	55,500
Total	$332,500	$160,000	$30,500	$523,000

Mr. Eugene W. Landy and Mr. Michael P. Landy are named executive employees of the Company. As such, their director compensation is included in the Summary Compensation Table.

1)	Emeritus directors are retired directors who have a standing invitation to attend Board of Directors meetings but are not entitled to vote on board resolutions. However, they receive directors’ fees for participation in the board meetings. Effective April 4, 2016, the emeritus director position has been eliminated and Mr. Kaempffer and Mr. Rothenberg retired as emeritus directors.
2)	These directors acted as chairs of the Board’s Audit, Compensation and Nominating Committees.
3)	The Audit Committee for 2016 consists of Mr. Haimm (Chairman), Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The board has determined that Mr. Wolgin, Mr. Robinson, Mr. Haimm and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially literate” within the meaning of the listing requirements of the NYSE.
4)	Mr. Haimm, Mr. Hirsch and Mr. Wolgin (Chairman) are members of the Compensation Committee.
5)	Mr. Herstik, Mr. Hirsch (Chairman), and Mr. Wolgin are members of the Nominating Committee.
6)	Mr. Wolgin is the Lead Independent Director whose role is to preside over the executive sessions of the non-management directors.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific employment agreement described above, the Company does not have pension or other post-retirement plans in effect for officers, directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $618,974 as of September 30, 2016. Payments made during the 2016 fiscal year were $50,000. He is entitled to receive pension payments of $50,000 per year through 2020. The Company’s employees may elect to participate in the 401(k) plan of UMH Properties, Inc.

Other Information

Daniel D. Cronheim is a director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and Cronheim Management Services, Inc. (CMSI). Daniel Cronheim received $49,500, $47,000 and $42,000 for director’s fees in fiscal 2016, 2015 and 2014, respectively. The Company paid fees to The David Cronheim Mortgage Corporation, an affiliated company of CMSI, of $-0-, $196,000 and $140,000 in mortgage brokerage commissions in fiscal years 2016, 2015 and 2014, respectively.

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Compensation Committee Interlocks and Insider Participation

During fiscal 2016, the Compensation Committee consisted of Messrs. Haimm, Hirsch and Wolgin. No member of the Compensation Committee is a current or former officer or employee of the Company. In fiscal 2016, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in the Company’s Proxy Statement.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s Common Shares for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by the National Association of Real Estate Investment Trusts (NAREIT), and the S&P 500 Index for the same period. The graph assumes a $100 investment in our Common Shares and in each of the indexes listed below on September 30, 2011 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not indicative of future stock performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the directors or executive officers of the Company, except that Samuel A. Landy, a director of the Company, and Michael P. Landy, President, Chief Executive Officer, and a director of the Company, are the sons of Eugene W. Landy, the Chairman of the Board and a director of the Company.

Daniel D. Cronheim is a director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and Cronheim Management Services, Inc. (CMSI). Daniel Cronheim received $49,500, $47,000 and $42,000 for director’s fees in fiscal 2016, 2015 and 2014, respectively. The David Cronheim Mortgage Corporation, an affiliated company of CMSI, received $-0-, $196,000 and $140,000 in mortgage brokerage commissions in fiscal 2016, 2015 and 2014, respectively, from the Company.

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Six directors of the Company are also directors and shareholders of UMH Properties, Inc. (UMH). The Company holds common and preferred stock of UMH in its securities portfolio. During fiscal 2016, the Company made total purchases of 77,456 common shares of UMH for a total cost of $777,588, or a weighted average cost of $10.04 per share, of which 67,456 shares were purchased through UMH’s Dividend Reinvestment and Stock Purchase Plan. In addition, the Company made total purchases 100,000 shares of UMH’s 8.00% Series B Cumulative Redeemable Preferred Stock at a total cost of $2,500,000. During fiscal 2016, UMH made total purchases of 120,098 Common Shares of the Company through the Company’s DRIP for a total cost of $1,348,141, or a weighted average cost of $11.23 per share.

The Company currently has thirteen full-time employees and one part-time employee. One of the Company’s employees (Director of Investor Relations, promoted to Vice President of Investor Relations in June 2015) was shared with UMH through September 30, 2015. Through September 30, 2015, the Vice President of Investor Relations’ salary was allocated 70% to the Company and 30% to UMH based on the time she worked for each entity. Effective October 1, 2015, the Vice President of Investor Relations began working solely for the Company at which point the Company no longer allocates any portion of her salary to UMH. In addition, the Company’s Chairman of the Board is also the Chairman of the Board of UMH. Effective as of October 1, 2015, other than the Company’s Chairman of the Board, the Company does not share any employees with UMH.

On August 22, 2014, the Company entered into a seven-year lease agreement to occupy 5,680 square feet for the Company’s corporate office space. The corporate office space is located in a new separate suite located in the same building as the Company’s former corporate office space. The lease became effective January 12, 2015, at which time, the Company ceased to share rent expense with UMH. Rent for the Company’s corporate office space is at an annual rate of $99,400 or $17.50 per square foot for years one through five and an annual rate of $100,820 or $17.75 per square foot for years six and seven. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance. Mr. Eugene W. Landy, the Founder and Chairman of the Board of the Company, owns a 24% interest in the entity that is the landlord of the property where the Company’s corporate office space is located.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors. If any such transaction or arrangement is proposed, the Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement. This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders. Additionally, the Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s General Counsel. Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

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Financial Information

The following is a reconciliation of the Company’s U.S. GAAP Net Income to the Company’s FFO, Core FFO and AFFO for the fiscal years ended September 30th:

	2016	2015	2014	2013	2012
Net Income Attributable to Common Shareholders	$20,531,888	$16,998,783	$11,238,262	$12,788,214	$13,171,369
Plus: Depreciation Expense (including Discontinued Operations & excluding Corporate Office)	23,931,530	19,625,748	15,908,769	12,877,385	11,471,070
Plus: Amortization of Intangible Assets	1,178,744	1,370,654	1,347,936	1,543,298	1,477,356
Plus: Amortization of Capitalized Lease Costs	955,881	756,504	505,476	475,142	330,990
(Gain) Loss on Sale of Depreciable Assets	-0-	(5,021,242)	-0-	(345,794)	8,220
FFO Attributable to Common Shareholders	46,598,043	33,730,447	29,000,443	27,338,245	26,459,005
Plus: Acquisition Costs	730,441	1,546,088	481,880	514,699	667,799
Plus: Redemption of Preferred Stock	2,942,149	-0-	-0-	-0-	-0-
Core FFO Attributable to Common Shareholders	50,270,633	35,276,535	29,482,323	27,852,944	27,126,804
Plus: Stock Compensation Expense	926,465	448,895	347,002	329,148	593,811
Plus: Depreciation of Corporate Office Tenant Improvements	123,492	79,572	-0-	-0-	-0-
Plus: Amortization of Financing Costs	1,116,238	1,286,016	725,745	647,112	630,969
Plus: Non-recurring Other Expense (1)	500,000	-0-	-0-	-0-	-0-
Less: Lease Termination Income	-0-	(238,625)	(1,182,890)	(690,730)	(3,222,283)
Less: Gain on Sale of Securities Transactions, net	(4,398,599)	(805,513)	(2,166,766)	(7,133,252)	(6,044,065)
Less: U.S. GAAP Straight-line Rent Adjustment	(1,709,821)	(1,446,264)	(600,745)	(943,785)	(553,474)
Less: Recurring Capital Expenditures	(963,065)	(623,658)	(760,959)	(539,465)	(846,138)
AFFO Attributable to Common Shareholders	$45,865,343	$33,976,958	$25,843,710	$19,521,972	$17,685,624

(1)	Consists of one-time payroll expenditures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended September 30, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2016 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and proxy statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at Monmouth Real Estate Investment Corporation, Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, NJ 07728, (b) telephone at (732) 577-9996 or (c) email at mreic@mreic.com. You can also contact your broker, bank or other nominee to make a similar request.

For directions to the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, NJ please contact our Shareholder Relations Department by mail, telephone or email.

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YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2018 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by December 1, 2017. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2018 Annual Meeting, but not included in Company’s proxy statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than December 1, 2017 and not later than December 31, 2017. However, in the event that the 2018 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2017 Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy
Chairman of the Board and Director

Dated: March 31, 2017

Important: Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize a proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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APPENDIX A

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

AMENDED AND RESTATED 2007 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Award Plan (as it may be subsequently amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Monmouth Real Estate Investment Corporation (the “Company”) by linking the individual interests of its Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. This Plan constitutes an amendment and restatement of the Monmouth Real Estate Investment Corporation 2007 Stock Option and Stock Award Plan, which was initially approved by the Company’s stockholders on July 26, 2007, and as subsequently amended and restated and approved by the Company’s stockholders on May 6, 2010 (the “Original Plan”). In the event that the Company’s stockholders do not approve the Plan, the Original Plan, as amended and restated and approved by the Company’s stockholders on May 6, 2010 will continue in full force and effect on its terms and conditions as in effect immediately prior to the date the Plan is approved by the Board.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the corporate body that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

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2.4 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.2.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock by the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 30 % of the total combined voting power of the Company’s securities in the election of Directors generally outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Common Stock by the Company or any of its Subsidiaries (even if as a result of such acquisition, any person or group will possess more than 30% of the combined voting power of the Company’s securities in the election of Directors generally); (ii) any acquisition of Common Stock by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition of Common Stock which complies with Sections 2.8(c)(i), 2.8(c)(ii) or 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition of Common Stock by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities in the election of Directors generally, immediately after the transaction; and

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(ii) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power in the election of Directors generally of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 30% or more of the combined voting power in the election of Directors generally of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 12 hereof.

2.11 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.12 “Company” shall have the meaning set forth in Article 1.

2.13 “Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14 “Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15 “Director” shall mean a member of the Board, as constituted from time to time.

2.16 “Director Limit” shall have the meaning set forth in Section 4.5.

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2.17 “Disability” shall mean that the Holder is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of the Plan, a Holder shall be deemed to have incurred a Disability if the Holder is determined to be totally disabled by the Social Security Administration or in accordance with the terms of the Company’s long term disability plan, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

2.18 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.19 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.21 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.23 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.24 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25 “Expiration Date” shall have the meaning given to such term in Section 13.1(c).

2.26 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established in good faith by, or at the direction of, the Administrator.

2.27 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes and series of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28 “Holder” shall mean a person who has been granted an Award.

2.29 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30 “Incumbent Directors” shall mean, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board, together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.31 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.32 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.5.

2.33 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.34 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.35 “Option Term” shall have the meaning set forth in Section 6.4.

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2.36 “Organizational Documents” shall mean, collectively, (a) the Company’s charter, bylaws and other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.37 “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.38 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.39 “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) funds from operations or adjusted funds from operations; (iii) funds from operations or adjusted funds from operations per share; (iv) net cash provided by operating activities; (v) gross or net revenue or revenue growth; (vi) net income (either before or after taxes); (vii) adjusted net income; (viii) operating earnings or profit (either before or after taxes); (ix) cash flow (including, but not limited to, operating cash flow and free cash flow); (x) return on assets; (xi) return on capital (or invested capital) and cost of capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) gross or net profit or operating margin; (xv) costs, reductions in costs and cost control measures; (xvi) expenses; (xvii) working capital; (xviii) earnings or loss per share; (xix) adjusted earnings or loss per share; (xx) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xxi) leasing activity; (xxii) implementation or completion of critical projects; (xxiii) market share; (xxiv) equity market capitalization and (xxv) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting

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Standards or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.40 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.41 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.

2.42 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), after taking into account Applicable Law.

2.43 “Plan” shall have the meaning set forth in Article 1.

2.44 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.45 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.46 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.47 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.48 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.49 “Shares” shall mean shares of Common Stock.

2.50 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.51 “SAR Term” shall have the meaning set forth in Section 6.4.

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2.52 “Subsidiary” shall mean, consistent with Section 424(f) of the Code, any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.53 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.54 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain an Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

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ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) On the Effective Date, the Shares reserved for issuance under the Plan will include 1,600,000 additional Shares, for an aggregate number of Shares which may be issued or transferred pursuant to Awards (including, without limitation, Incentive Stock Options) under the Plan of 3,100,000, subject to adjustment as provided in Sections 3.1(b) and 13.2.1 Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b) If any Shares subject to an Award are forfeited or expire, are converted to shares of another Person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code.

3.2 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 200,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $1,500,000. To the extent required by Section 162(m) of the Code, Shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

3.3 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 13.2 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3.1(a) may be granted to any one or

1     As of the date this Amended and Restated Plan was adopted by the Company only 164,878 shares remained available for grant under the Original Plan and awards covering 735,000 shares remained outstanding. Upon approval by Shareholders, a total of 1,764,878 shares will be eligible for grant, plus any shares currently subject to outstanding options that expire or are forfeited without being exercised.

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more Eligible Individuals without respect to such minimum vesting provisions. Nothing in this Section 3.4 shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Holder’s death, disability, Termination of Service or the consummation of a Change in Control.

ARTICLE 4.

GRANTING OF AWARDs

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.5, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other

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terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of regular annual Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $100,000, and any special or one-time Award upon election or appointment to the Board may not have a grant date value, determined as described above, in excess of $200,000 (the applicable amount, the “Director Limit”).

ARTICLE 5.

Provisions Applicable to Awards Intended to Qualify as Performance-Based Compensation

5.1 Purpose. The Administrator may, in its sole discretion, (a) determine whether an Award is intended to qualify as Performance-Based Compensation and (b) at any time after any such determination, alter such intent for any or no reason. If the Administrator, in its sole discretion, decides to grant an Award that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 5 shall control over any contrary provision contained in the Plan or any applicable Program; provided that, if after such decision the Administrator alters such intention for any reason, the provisions of this Article 5 shall no longer control over any other provision contained in the Plan or any applicable Program. The Administrator, in its sole discretion, may (i) grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator shall establish, but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation and (ii) subject any Awards intended to qualify as Performance-Based Compensation to additional conditions and restrictions unrelated to any Performance Criteria or Performance Goals (including, without limitation, continued employment or service requirements) to the extent such Awards otherwise satisfy the requirements of this Article 5 with respect to the Performance Criteria and Performance Goals applicable thereto. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Administrator (i) shall, unless otherwise provided in an Award Agreement, have the right to reduce or eliminate the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period, but (ii) shall in no event have the right to increase the amount payable for any reason.

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5.3 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such Performance Period are achieved.

5.4 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

granting OF OPTIONS and stock appreciation rights

6.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

6.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less

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than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per Share subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

6.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 6.4 and without limiting the Company’s rights under Section 11.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 11.7 and 13.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

6.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement, subject to Section 3.3. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, (b) the portion of an Option or Stock Appreciation Right that is exercisable at a Holder’s Termination of Service shall remain exercisable until the earlier of (i) the date that is three months following Holder’s Termination of Service and (ii) the last day of the Option Term or SAR Term, as applicable, and (c) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire forty-five (45) days following such Termination of Service.

ARTICLE 7.

EXERCISE OF OPTIONS and STOCK APPRECIATION RIGHTS

7.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 7 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

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7.2 Manner of Exercise. Except as set forth in Section 7.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law;

(c) In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2.

7.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of grant (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2 Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 8.3.

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8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement, subject to Section 3.3. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

8.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.3, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 9.

Award of restricted stock units

9.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

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9.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.3.

9.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 11.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

award of OTHER STOCK OR CASH BASED AWARDS and DIVIDEND EQUIVALENTS

10.1 Other Stock or Cash Based Awards. The Administrator is authorized to (a) grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual and (b) determine whether such Other Stock or Cash Based Awards shall be Performance-Based Compensation. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, including the Performance Criteria, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement, subject to Section 3.3. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

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10.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

ARTICLE 11.

ADditional terms of awards

11.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Holder to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other number as would not result in adverse financial accounting consequences for the Company or any of its Subsidiaries). The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

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11.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 11.3(b) and 11.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); (iii) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law; and (iv) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 11.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

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(c) Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

11.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

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(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6 Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 11.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

11.7 Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 13.2 or 13.11).

11.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing

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the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 12.

ADMINISTRATION

12.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, then the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.5 or Section 13.11. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

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12.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria or performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

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(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 13.2.

12.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

12.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law (including, without limitation, Section 162(m) of the Code). Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 13.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 11.5 and Section 13.11, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 13.1(a), the Board may not, except as provided in Section 13.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan or the Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6.

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(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit; (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b) In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

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(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 13.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit).

(d) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent it would (i) with respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, cause such Award to fail to so qualify as Performance-Based Compensation, (ii) cause the Plan to violate Section 422(b)(1) of the Code, (iii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iv) cause an Award to fail to be exempt from or comply with Section 409A.

(f) The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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(g) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

13.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. If the Plan is not approved by the Company’s stockholders within such period, (i) it will not become effective, (ii) no Awards shall be granted thereunder, and (iii) the Original Plan will continue in full force and effect in accordance with its terms. Upon the approval of the Plan by the Company’s stockholders, any awards outstanding under the Original Plan as of the date of such approval shall remain outstanding and, if applicable, exercisable pursuant to the terms of such individual grants.

13.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

13.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6 REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a) to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Ownership Limit (as defined in the Company’s charter, as amended from time to time) or any other restriction on ownership and transfer of the Company’s stock set forth in the Company’s charter, as amended from time to time; or

(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

13.7 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.8 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such

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assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

13.9 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.10 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof or of any other jurisdiction.

13.11 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13.11 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

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13.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

13.13 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Monmouth Real Estate Investment Corporation on March 13, 2017.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Monmouth Real Estate Investment Corporation on ______________, 2017.

Executed on this ____ day of _______________, 2017.

Corporate Secretary

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION 3499 ROUTE 9 NORTH, STE. 3-D FREEHOLD, NJ 07728

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99879-Z67074	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR ALL the Director Nominees listed below:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of nominee(s) on the line below

1.	Election of four Class II Directors, each to serve until the 2020 Annual Meeting of Shareholders and until his successor is duly elected and qualifies.	[ ]	[ ]	[ ]	______________________________________

Nominees:
01)	Brian H. Haimm
02)	Neal Herstik
03)	Matthew I. Hirsch
04)	Stephen B. Wolgin

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4 and the Board of Directors recommends you vote ONE YEAR on proposal 5:			For	Against	Abstain

2.	Ratification of the appointment of PKF O'Connor Davies, LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2017.		[ ]	[ ]	[ ]

3.	The Amended and Restated 2007 Incentive Award Plan, as more fully disclosed in the accompanying Proxy Statement.		[ ]	[ ]	[ ]

4.	The advisory resolution for the executive compensation of the Company’s named executive officers, as more fully disclosed in the accompanying Proxy Statement.		[ ]	[ ]	[ ]

		One Year	Two Years	Three Years	Abstain
5.	On an advisory basis, the frequency of the advisory vote on executive compensation of the Company’s named executive officers.	[ ]	[ ]	[ ]	[ ]
6.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Each Proposal is a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

NOTE: When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If this proxy is properly executed but no direction is given, the votes entitled to be cast by the undersigned will be cast (i) FOR the election of the four nominees listed above as Directors of the Company; (ii) FOR the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered accounting firm for the fiscal year ended September 30, 2017; (iii) FOR the approval of the Amended and Restated 2007 Incentive Award Plan; (iv) FOR an advisory resolution to approve executive compensation; (v) FOR the approval of one year for the frequency of votes on executive compensation; and (vi) In the discretion of the proxy holder on any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address changes and /or comments, please check this box and write them on the back where indicated.	[ ]

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

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M99880-Z67074

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Annual Meeting of Shareholders

May 18, 2017 4:00 p.m. Eastern Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Shareholder of Monmouth Real Estate Investment Corporation, a Maryland Corporation (the “Company”), executing the reverse of this Proxy Card (the “Shareholder”), hereby appoints Eugene W. Landy, Michael P. Landy, and Kevin Miller, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the Annual Meeting of Shareholders (the “Meeting”) of the Company, to be held at the Company’s office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey, on Thursday, May 18, 2017, at 4:00 p.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Meeting and to otherwise represent the Shareholder at the Meeting with all powers possessed by the Shareholder if personally present at the Meeting.

The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Meeting.

Address Changes/Comments:_______________________________________________________

____________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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